Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT

BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY

HARMFUL IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN

REDACTED.

LEASE

LANDLORD:

MLC V SC - AUTOMATION, LLC,

a California limited liability company

TENANT:

QUANTUMSCAPE BATTERY, INC.,

a Delaware corporation

SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS

This SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS (“Summary”) is hereby incorporated into and made a part of the attached Office Lease, which pertains to the Building described in Section 1.3 of this Summary below. All references in the Lease to the “Lease” shall include this Summary. All references in the Lease to any term defined in this Summary shall have the meaning set forth in this Summary for such term. Any initially capitalized terms used in this Summary and any initially capitalized terms in the Lease, which are not otherwise defined in this Summary shall have the meaning given to such terms in the Lease. If there is any inconsistency between the Summary and the Lease, the provisions of the Summary shall control.

1.1 Landlord’s Address:	MLC V SC - AUTOMATION, LLC
c/o Peninsula Land & Capital
2390 El Camino Real, Suite 210
Palo Alto, CA 94306
Attn: [***]
Email: [***]

Tenant’s Address:

QuantumScape Battery, Inc.
1730 Technology Drive
San Jose, CA 95110
Attn: Director of Special Programs

With a copy to:

QuantumScape Battery, Inc.
1730 Technology Drive
San Jose, CA 95110
Attn: Chief Legal Officer

1.2 Site; Project. The “Site” consists of the real property and four (4) buildings known as 1756, 1762, 1768 and 1750 Automation Parkway, San Jose, State of California, all as shown on the site plan attached hereto as Exhibit “A”. The “Project” consists of the Site and all buildings, improvements and facilities, now or subsequently located on the Site from time to time, including, without limitation, the Building, as depicted on the site plan attached hereto as Exhibit “A”. The Project consists of approximately 340,879 rentable square feet, allocated to the Buildings as follows: 1756 Automation Parkway – 80,640 rsf (the “1756 Building”); 1762 Automation Parkway – 61,100 rsf (the “1762 Building”); 1768 Automation Parkway – 118,498 rsf (the “1768 Building”) and the Building – 80,641 rsf. The 1756 Building, the 1762 Building and the 1768 Building are sometimes collectively referred to herein as the “Other Buildings”. Concurrently with the execution of this Lease, Tenant and an affiliate of Landlord will execute and deliver a lease with respect to the 1756 Building and the 1762 Building (the “Other Lease”).

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1.3 Building. A free standing, single story office building located on the Site, containing approximately 80,641 rentable square feet, the address of which is 1750 Automation Parkway, San Jose, California.

1.4 Premises. Those certain premises, as generally depicted on Exhibit “B” attached hereto, consisting of the entire Building containing approximately 80,641 rentable square feet, the address of which is 1750 Automation Parkway, San Jose, California.

1.5 Term. Approximately One Hundred Thirty-Two (132) Months with One Hundred Twenty-Nine (129) Months from the Rent Commencement Date.

1.6 Commencement Date / Expiration Date. The “Commencement Date” is November 1, 2021. The “Rent Commencement Date” is January 1, 2022. The “Expiration Date” is September 30, 2032.

1.7 Extension Option. One (1) option to extend the Term for Ten (10) years as further provided in Section 2.2.

1.8 Monthly Basic Rent. Upon the Rent Commencement Date, Tenant will pay the Monthly Basic Rent for first full month of the Term, and for each month after the month(s) covered by the Monthly Basic Rent paid upon execution of this Lease, such Monthly Basic Rent will be paid on the first day of each month thereafter during the Term of this Lease. Tenant shall pay to Landlord, in advance and without offset, deduction or demand as “Monthly Basic Rent” on a per rentable square foot for the Premises the following monthly payments:

Months*	Monthly Basic Rent		Annual Basic Rent
01-12*	$173,378.15	**	$2,080,537.80
13-24	$178,579.49		$2,142,953.93
25-36	$183,936.88		$2,207,242.55
37-48	$189,454.99		$2,273,459.83
49-60	$195,138.64		$2,341,663.62
61-72	$200,992.79		$2,411,913.53
73-84	$207,022.58		$2,484,270.94
85-96	$213,233.26		$2,558,799.07
97-108	$219,630.25		$2,635,563.04
109-120	$226,219.16		$2,714,629.93
121-129	$233,005.74		$2,796,068.83

*Months from the Rent Commencement Date

**Subject to abated rent as set forth in Section 3.3 below.

1.9 Tenant’s Percentage Share. The Tenant’s Percentage Share of the Building is 100%, and Tenant’s Percentage Share of the Project is 23.657%.

1.10 Initial Estimate of Expenses. As of the Effective Date (as defined below), the estimated monthly Expenses are $0.54 per rentable square foot of the Premises, subject to change pursuant to Section 4.7 below.

1.11 Letter of Credit. $2,765,518.76 as provided in Section 5.

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1.12 Permitted Use. General office use, manufacturing, warehousing, research, development and laboratory use and such other related uses that are permitted by Laws (as defined below), and for no other purpose.

1.13 Interest Rate. The lesser of: (a) the rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered bank operating in California, as its “prime rate” or “reference rate”, plus three percent (3%); or (b) the maximum rate permitted by Law.

1.14 Parking. Tenant to have non-exclusive use of the total parking within the Building Common Area as herein defined at no charge throughout the Term and any extension terms. Tenant shall not park nor permit to be parked, any inoperative vehicle or equipment on any portion of the common parking area or other common areas of the Premises. Tenant agrees to assume responsibility for compliance by its employees with the parking provision contained herein.

1.15 Prepaid Monthly Basic Rent. $216,924.29 for Monthly Basic Rent and estimated Expenses for the first full month.

1.16 Building Access by Tenant. Subject to factors beyond Landlord’s control and subject to the other provisions of this Lease, including, without limitation, Sections 4.2, 18 and 19, Tenant shall have access to the Building and the right to use the total parking within the Building Common Area twenty-four (24) hours per day, seven (7) days per week year round.

1.17 Brokers. Romy Zeid and Brett Taylor of Colliers are representing Tenant only. CBRE is representing the Landlord.

1.18 Tenant Improvements. See Exhibit D.

1.19 Lease Guaranty. QuantumScape Corporation, Tenant’s parent company, will execute the Lease Guaranty in the form attached hereto as Exhibit F.

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LEASE

This Lease (“Lease”), which includes the Summary attached hereto and incorporated herein by this reference, is made as of the 1st day of November 2021 (“Effective Date”), by and between MLC V SC - AUTOMATION, LLC, a California limited liability company (“Landlord”), and QUANTUMSCAPE BATTERY, INC., a Delaware corporation (“Tenant”).

1. Premises.

1.1 Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises described in Section 1.4 of the Summary above. Such lease is upon, and subject to, the terms, covenants and conditions herein set forth.

1.2 Landlord’s Reservation of Rights. Provided Tenant’s use of and access to the Premises is not interfered with in an unreasonable manner and subject to Landlord’s compliance with the Required Conditions (defined below), Landlord reserves for itself the right from time to time to install, use, maintain, repair, replace and relocate pipes, ducts, conduits, wires and appurtenant meters and equipment above the ceiling surfaces, below the floor surfaces and within the walls of the Building and the Premises, but only to the extent required to perform Landlord’s maintenance, repair and replacement obligations under this Lease.

1.3 Measurement of Premises, Building and/or the Project. The Premises demised by this Lease is located in the Building specified in Section 1.3 of the Summary above. The Premises has the address and contains the square footage specified in the Summary; provided, however, that any statement of square footage set forth in this Lease, or that may have been used in calculating any of the economic terms hereof, is an approximation which Landlord and Tenant agree is reasonable and no economic terms based thereon shall be subject to revision whether or not the actual square footage is more or less.

1.4 Decommissioning. The Building has been decommissioned and all prior environmental permits closed.

2. Term.

2.1 Commencement and Expiration. The Term of this Lease shall be for the period designated in Section 1.5 of the Summary commencing on the Commencement Date and ending on the Expiration Date unless the Term is sooner terminated as provided in this Lease.

2.2 Option to Extend Lease.

(a) Extension Term. Tenant shall have the number of options, if any, to extend the Term of this Lease as set forth in Section 1.7 of the Summary (each extension an “Extension Term”). Such option shall be exercised by giving notice of exercise of the option (“Option Notice”) to Landlord at least nine (9) months before the expiration of the then current Term, provided that, (i) if an Event of Default exists on the date of giving the Option Notice, the Option

Notice shall be totally ineffective and null and void, or (ii) if an Event of Default exists on the date the Extension Term shall commence, the Extension Term shall not commence, and, (iii) in either case, this Lease shall expire at the end of the then current Term or Extension Term unless terminated sooner under the provisions hereof. If Tenant fails to duly exercise an option or if an exercise or a commencement of an Extension Term fails due to the existence of an Event of Default or if the initial Term or any extended term is terminated any remaining options shall immediately become null and void.

(b) Options are Non-Transferable. The option to extend the Term is granted by Landlord to Tenant personally, and shall not be exercised or assigned, voluntarily or involuntarily, by or to anyone other than Tenant, a Permitted Transferee (as defined below) or any assignee of this Lease pursuant to an assignment consented to by Landlord. Except as provided in the preceding sentence, any assignment of the option to extend the Term without Landlord’s prior written consent shall be void, and at Landlord’s election shall constitute an Event of Default under this Lease.

(c) Terms and Conditions. Each Extension Term shall be on the same terms and conditions set forth in the Lease except that the Monthly Basic Rent for the first Lease Year of the Extension Term shall be the greater of (i) the Fair Market Rent including the then market annual rental increase, or (ii) the Monthly Basic Rent payable by Tenant during the last month of the immediate prior Term, along with each Lease Year thereafter the Monthly Basic Rent shall increase by three-percent (3%).

(d) Determination of Fair Market Rent.

(i) Within thirty (30) days following the receipt of the Option Notice by Landlord, Landlord shall notify Tenant of Landlord’s good faith determination of the Monthly Basic Rent for the Extension Term pursuant to Section 2.2(c). Tenant shall have a period of ten (10) business days to either accept or reject to Landlord’s determination of the Monthly Basic Rent. If Tenant fails to either accept or reject Landlord’s determination of the Monthly Basic Rent, Tenant shall be deemed to have rejected Landlord’s determination of the Monthly Basic Rent. If Tenant timely rejects Landlord’s determination of the Monthly Basic Rent, the parties shall negotiate in good faith for a period of thirty (30) days to determine the Monthly Basic Rent.

(ii) If the parties are unable to agree upon the Monthly Basic Rent within such 30-day period, then within ten (10) business days thereafter, each shall specify in writing to the other the name and address of a person to act as the appraiser on its behalf. Each such person shall be an MAI certified commercial real estate broker or appraiser with at least ten (10) years of experience with the prevailing market rents for the area in which the Premises are located. If either party fails to timely appoint an appraiser, the determination of the timely appointed appraiser shall be final and binding. The two appraisers shall have twenty-one (21) business days from the day of their respective appointments (the “Determination Period”) to make their respective determinations and agree on the Fair Market Rent. If the two appraisers selected by the Landlord and Tenant cannot reach agreement on the Fair Market Rent, such appraisers shall within five (5) business days jointly appoint an impartial third appraiser with qualifications similar to those of the first two appraisers, and the Fair Market Rent shall be established by the three appraisers in accordance with the following procedures: The appraiser selected by each party shall state in writing his/her determination of the Fair Market Rent. The first two appraisers shall arrange for the simultaneous delivery of their determinations to the third appraiser no later than ten (10) days after the expiration of the Determination Period. The role of the third appraiser shall be to select which of the two proposed determinations most closely approximates the third appraiser’s determination of the Fair Market Rent, and shall have no more than seven (7) days in which to select the final determination. The determination chosen by the third appraiser shall constitute the decision of the appraisers and be final and binding on the parties. Each party shall pay the cost of its own appraiser and shall share equally the cost of the third appraiser. If the two appraisers cannot agree on the selection of the third appraiser, then either party may apply to Presiding Judge of the Superior Court for the county in which the Premises is located for the selection for the third appraiser.

(iii) In the event the Monthly Basic Rent for the Premises is not conclusively determined pursuant to the procedure above prior to the commencement of the Extension Term, Tenant shall pay Monthly Basic Rent in the amount of the Monthly Basic Rent payable hereunder for the last month of the immediately prior Term until the Monthly Basic Rent is conclusively determined. Once the Monthly Basic Rent is conclusively determined, Tenant shall, upon the payment of the next installment of Monthly Basic Rent, pay to Landlord any underpayment of Monthly Basic Rent for such period.

(e) Fair Market Rent Definition. For purposes of this Lease, “Fair Market Rent” shall mean the base amount of rental which would typically be paid by tenant in an arms-length transaction between unrelated parties for premises of a similar type, design and quality in in the north San Jose area, taking into consideration (i) market leasing conditions existing at that time, (ii) Tenant’s obligations to pay additional rent under this Lease and (iii) that there will be no free rent, tenant improvement allowance, brokerage commissions or other concession during the extension terms under this Lease. In determining Fair Market Rent, the appraisers shall appraise the Building as a part office, part high tech manufacturing building with the basic amenities and configuration including labs and clean rooms, as exists on the Effective Date, but the appraisers shall not consider any unique improvements made by Tenant.

3. Rent.

3.1 Base Rent. Tenant agrees to pay Landlord, as basic rent for the Premises, the Monthly Basic Rent in the amounts designated in Section 1.8 of the Summary. The Monthly Basic Rent shall be paid by Tenant in monthly installments in advance on the first day of each and every calendar month during the Term, without demand, notice, deduction or offset except that the first full month’s Monthly Basic Rent shall be paid upon Tenant’s execution and delivery of this Lease to Landlord. Monthly Basic Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to the actual number of days in such month.

3.2 Additional Rent. All amounts and charges payable by Tenant under this Lease in addition to the Monthly Basic Rent described in Section 3.1 above (including, without limitation, payments for insurance, repairs, and Tenant’s Percentage Share of Expenses) shall be considered “Additional Rent” for the purposes of this Lease, and the word “Rent” in this Lease shall include Monthly Basic Rent and such Additional Rent. The Monthly Basic Rent and Additional Rent shall be paid to Landlord as provided in Section 7, without any prior demand therefore, except as otherwise expressly provided herein, and without any deduction or offset whatever, in lawful money of the United States of America.

3.3 Conditional Abated Monthly Basic Rent. There will be no Rent due for the period of time from the Commencement Date to the Rent Commencement Date. Tenant will be responsible for its utilities during that period. Provided that an Event of Default has not occurred. Tenant shall not be obligated to pay Monthly Basic Rent attributable to the Premises (the “Rent Abatement”) during the first three (3) full calendar months after the Rent Commencement Date (the “Rent Abatement Period”) and any prepaid Monthly Basic Rent shall be applicable after the expiration or earlier termination of the Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Rent and perform the terms and conditions otherwise required under this Lease. If an Event of Default of Basic Rent shall occur during the first five (5) years of the Term that is not corrected within a second notice period of ten (10) days written notice to Tenant after the notice given to make the default an Event of Default, then, in addition to any other remedies Landlord may have under this Lease, Tenant shall reimburse Landlord for any Rent Abatement received after the Rent Commencement Date. In addition to the foregoing, Tenant is hereby granted credits against Monthly Basic Rent in the amounts of (i) $146,431.56 (the “Office Credit”) and (ii) $500,000.00 (the “AWN Credit”) for a total credit of $646,431.56. The AWN Credit shall be applied against Monthly Basic Rent first due and payable following the Rent Abatement Period. The Office Credit shall be applied against Monthly Basic Rent payable after Tenant has obtained its first permit for the performance of the Tenant Improvements and Tenant has commenced and performed Tenant Improvements for at least thirty (30) days.

4. Common Areas; Operating Expenses; Real Property Taxes and Assessments; Insurance Costs and Utilities Costs.

4.1 Definitions; Tenant’s Rights. During the Term of this Lease, Tenant shall have the nonexclusive right to use, in common with other tenants in the Project, and subject to the Rules and Regulations referred to in Section 6.1 below, those portions of the Project exterior to the Building and the Other Buildings (the “Project Common Areas”) designated by Landlord as common area that are provided for use in common by Landlord, Tenant and any other tenants of the Project (or by the subtenants, agents, employees, customers invitees, guests or licensees of any such party), whether or not those areas are open to the general public. The Project Common Areas shall include, without limitation, any fixtures, systems, decor, facilities, roadways, driveways, and landscaping contained, maintained or used in connection with those areas, and shall be deemed to include any city sidewalks adjacent to the Project, any pedestrian walkway system, park or other facilities located on the Site and open to the general public. The common areas of the Building shall be referred to herein as the “Building Common Areas” and shall include, without limitation, the parking areas within the lot on which the Building sits, and roadways, sidewalks, walkways, parkways, driveways and landscaped areas appurtenant to the Building and within the lot on which the Building sits.    The Building Common Areas and the Project Common Areas shall be referred to herein collectively as the “Common Areas”. With Landlord’s consent, not to be unreasonably withheld, conditioned or delayed, Tenant shall have the right to install equipment (such as generators and equipment and materials storage) in portions of the Building Common Areas immediately adjacent to the Building approved by Landlord; provided, that, such installations comply with Laws and any private restrictions affecting the Site. In addition, with Landlord’s consent, not to be unreasonably withheld, conditioned or delayed, Tenant shall have the right to install electric vehicle charging stations in the parking areas and related conduits and connections, which charging stations may be programmed such that they are available solely for use by Tenant and the Tenant Parties.

4.2 Landlord’s Reserved Rights. Subject to the Required Conditions (defined below), Landlord reserves the right from time to time to use any of the Common Areas for the following:

(a) Other than the Building, construct or alter Other Buildings or improvements on the Site;

(b) make any changes, additions, improvements, repairs or replacements in or to the Project, the Site, the Common Areas and the fixtures and equipment thereof, including, without limitation: (i) maintenance, replacement and relocation of pipes, ducts, conduits, wires and meters; and (ii) changes in the location, size, shape and number of driveways, entrances, stairways, elevators, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways and, subject to Section 6.2, parking spaces and parking areas;

(c) close temporarily, for a reasonable period of time, any of the Common Areas while engaged in making repairs, improvements or alterations to the Project, and/or Site; and

(d) perform such other acts and make such other changes with respect to the Project, Site, and Common Areas, as Landlord may, in the exercise of good faith business judgment, deem to be appropriate.

In the exercise of any of its rights above, Landlord shall not do so in a manner that would materially interfere with Tenant’s use of the Premises or the Building Common Areas or Tenant’s access rights hereunder, reduce Tenant’s parking rights, or materially increase Tenant’s obligations under this Lease (the foregoing are sometimes referred to herein as the “Required Conditions”), without Tenant’s prior written consent. In addition, Landlord agrees that it will not agree to change the Private Restrictions (defined below) or agree to a new Private Restriction affecting the Building that changes the Building Common Areas or is inconsistent with the Required Conditions.

4.3 Payment of Expense. Tenant shall pay to Landlord during the Term hereof, in addition to the Monthly Basic Rent, Tenant’s Percentage Share of the following: (i) the amount of all Operating Expenses (as defined below) incurred by Landlord during the Term; (ii) the amount of all Real Property Taxes (as defined below) incurred by Landlord during the Term; (iii) the amount of all Insurance Costs (as defined below) incurred by Landlord during the Term; and (iv) the amount of all Utility Costs (as defined below) incurred by Landlord during the Term (collectively the “Expenses”).

4.4 Definition of Operating Expenses. As used in this Lease, the term “Operating Expenses” shall consist of all reasonable costs and expenses of operation, maintenance and repair of the Project and the Common Areas as determined by standard accounting practices. Operating Expenses include the following costs by way of illustration but not limitation: (a) any and all assessments imposed with respect to the Project, Common Areas, and/or Site pursuant to any covenants, conditions and restrictions affecting the Site, Common Areas or Project (“Private Restrictions”) as of the Effective Date, and any other Private Restrictions subsequently encumbering the Site that are approved by Tenant; (b) costs, levies or assessments arising after the date of this Lease resulting from statutes or regulations promulgated by any government authority in connection with the use or occupancy of the Site, Project or the Premises or the parking facilities serving the Site, Project or the Premises, if any; (c) the cost of window cleaning, window glass replacement and repair for the Site, Project, Premises and Common Areas; (d) security for the Site, Project, Premises and Common Areas; (e) costs incurred in the management of the Site, Project, Premises and Common Areas, including, without limitation: (1) supplies; (2) wages, salaries, benefits, pension payments, fringe benefits, uniforms and dry-cleaning thereof (and payroll taxes, insurance and similar governmental charges related thereto) of employees up to the level of manager used in the operation and maintenance of the Site, Project and Common Areas (pro-rated for the time such employees provide services to the Project); (3) the rental of personal property used by Landlord’s personnel in the maintenance, repair and operation of the Project; (4) management office expenses including rent and operating costs to be spread across the manager’s entire portfolio, prorata; (5) accounting fees, reasonable legal fees and real estate consultant’s fees directly and solely related to the operation of the Project, and (6) a management/administrative fee of 3% of Rent for the initial term of the Lease then to the then market rate for management fees for any extended term; (f) supplies, materials, equipment and the cost of maintenance, depreciation and replacement of machinery, tools and equipment owned by Landlord used in connection with the operation or maintenance of the Project; (g) customary and routine repair and maintenance of the roof membrane and structural portions and drainage of the Building (h) maintenance, costs and upkeep of all parking drainage and Common Areas and other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority or insurer in connection with the use or occupancy of the Project, and the cost of maintaining any public transit system, transportation management program, vanpool, or other public or semi-public transportation requirements imposed in connection with Landlord’s ownership and operation of the Project; (i) any equipment, improvements, repairs or replacement that constitute a capital expenditure under customary real estate accounting practices of the Common Areas, (A) which is required under any governmental law or regulation (or any judicial interpretation thereof) or any insurance requirement that was not applicable to, and enforced against, the Building, Project or Site as of the Effective Date, (B) that are designed or reasonably anticipated to reduce the consumption of utility services to the Common Areas (but only to the extent of any anticipated savings in Operating Expenses during the amortization period for such capital improvement), (C) that are designed or reasonably anticipated to improve the operating efficiency of any system within the Common Areas or which is reasonably intended to reduce Operating Expenses, or (D) which, Landlord’s reasonably determines, are replacements or modifications of items to maintain the Project Common Areas in good order and condition (“Approved Capital Expenditures”); provided however, such costs shall be amortized on a straight-line basis over the useful life determined in accordance with standard accounting principles used by the commercial real estate industry in Santa Clara County, CA, consistently applied, together with interest at seven percent (7%) per year on the unamortized balance of all costs of a capital nature (including, without limitation, capital improvements, capital replacements, capital repairs, capital equipment and capital tools); (j) costs and expenses of gardening and landscaping; (k) maintenance of signs (other than signs of tenants of the Site); (l) personal property taxes levied on or attributable to personal property used in connection with the Project, the Common Areas and/or the Site; and (m) costs and expenses of repairs, resurfacing, repairing, maintenance, painting, lighting, cleaning, refuse removal, security and similar items for the Project. Each of the categories of Expenses shall be separately accounted for and in no event shall any item of expense be counted more than once either as an inclusion in or an exclusion from Expenses. Nothing in the definition of Operating Expenses shall imply any obligation on the part of Landlord.

4.5 Definition of Real Property Taxes. “Real Property Taxes” means: all real property taxes and general, special or district assessments or other governmental impositions, of whatever kind, nature or origin, imposed on or by reason of the ownership or use of the Site; governmental charges, fees or assessments for transit or traffic mitigation (including area-wide traffic improvement assessments and transportation system management fees), housing, police, fire or other governmental service or purported benefits to the Site; taxes levied against the rents in use of or in addition to taxes levied against the Site; personal property taxes assessed on the personal property of Landlord used in the operation of the Site; service payments in lieu of taxes and taxes and assessments of every kind and nature whatsoever levied or assessed in addition to, in lieu of or in substitution for existing or additional real or personal property taxes on the Site or the personal property described above; any increases or decreases in the foregoing caused by changes in assessed valuation, tax rate or other factors or circumstances; and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above (provided that Tenant receives its share (based on the period of its tenancy) of any refund plus its share of any interest awarded by the taxing authority).

Notwithstanding the foregoing provisions of this Section 4.5 to the contrary, Real Property Taxes shall not include (a) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, transfer fees and taxes, estate taxes, federal, state and local income taxes, and other taxes applied or measured by Landlord’s general or net income (as opposed to rents, receipts, or income attributable to operations at the Site); (b) interest or penalties imposed as a result of Landlord’s failure to pay Real Property Taxes when due; or (c) any amounts (i) in excess of the amount which would be payable if such expense were paid in installments over the longest permitted term; (ii) imposed on land and improvements other than the Project; or (iii) resulting from the improvement of any of the Project for the sole use of other occupants.

4.6 Definition of Insurance Costs. As used in this Lease, “Insurance Costs” shall mean the cost of insurance obtained by Landlord (including reasonable self-insured amounts and any deductibles (to be capped at $2.50 per square foot of the Building for Tenant’s share)) for the Project.

4.7 Definition of Utilities Costs. As used in this Lease, “Utilities Costs” shall mean the utility for electrical to the Common Area parking lots. All other utilities are metered to each Building in the Project and for water, the Building meter covers landscaping for the Building.

4.8 Estimate Statement. By the first day of April of each calendar year during the Term of this Lease, Landlord shall endeavor to deliver to Tenant a statement (“Estimate Statement”) estimating the Expenses for the current calendar year payable by Tenant. Landlord shall have the right at any time in any calendar year (but not more than twice per year) to deliver a revised Estimate Statement for such calendar year if Landlord determines that the Expenses are greater than those set forth in the original Estimate Statement (or previously delivered revised Estimate Statement) for such calendar year. The Expenses shown on the Estimate Statement (or revised Estimate Statement, as applicable) shall be divided into twelve (12) equal monthly installments, and Tenant shall pay to Landlord, concurrently with the regular monthly rent payment next due following the receipt of the Estimate Statement (or revised Estimate Statement, as applicable), an amount equal to one (1) monthly installment of such Expenses multiplied by the number of months from January in the calendar year in which such statement is submitted to the month of such payment, both months inclusive (less any amounts previously paid by Tenant with respect to any previously delivered Estimate Statement or revised Estimate Statement for such calendar year). Subsequent installments shall be paid concurrently with the regular monthly rent payments for the balance of the calendar year and shall continue until the next calendar year’s Estimate Statement (or current calendar year’s revised Estimate Statement) is received.

4.9 Actual Statement. By the first day of April of each succeeding calendar year during the Term of this Lease, Landlord shall endeavor to deliver to Tenant a statement (“Actual Statement”) of the actual Expenses for the immediately preceding calendar year. If the Actual Statement reveals that the amount of estimated Expenses for the previous year were over-paid or under-paid, then within thirty (30) days after delivery of the Actual Statement, Tenant shall pay to Landlord the amount of any such under-payment, or, Landlord shall credit Tenant against future Expenses the amount of such over-payment (or if the Term has expired and no further Expenses are due, refund such overpayment to Tenant), as the case may be. Such obligation to pay the under-payment or to refund the overpayment will survive the expiration or earlier termination of this Lease. Prior to the expiration or sooner termination of the Term and Landlord’s acceptance of Tenant’s surrender of the Premises, Landlord will have the right to estimate the actual Expenses for the then current calendar year to the end of the Term, and will have the right to collect from Tenant prior to Tenant’s surrender of the Premises, Tenant’s Percentage Share of any excess of such actual Expenses over the estimated Expenses paid by Tenant in such calendar year.    Not more often than once each calendar year, Tenant, upon thirty (30) days advance written notice thereof to Landlord, at Tenant’s sole cost and expense, may, (i) retain an independent Certified Public Accountant reasonably acceptable to Landlord and who does not perform the audit services on a contingent fee basis, or (ii) utilize an employee of Tenant, to review and audit Landlord’s books and records with regard to the Expenses. If it is reasonably determined by such auditors that Tenant overpaid its share of any Expenses, Landlord shall refund to Tenant the amount of such overpayment within thirty (30) days. If it is reasonably determined by such auditors that Tenant underpaid its share of any Expenses, Tenant shall pay to Landlord the amount of such deficiency within thirty (30) days. If it is reasonably determined by such auditors that Tenant overpaid its share of any Expenses by more than five percent (5%), Landlord shall reimburse Tenant for the reasonable costs of Tenant’s audit.

4.10 No Release. Any delay or failure by Landlord in delivering any Estimate Statement or Actual Statement pursuant to this Section 4 shall not constitute a waiver of its right to receive Tenant’s payment of Expenses, nor shall it relieve Tenant of its obligations to pay Expenses pursuant to this Section 4, except that Tenant shall not be obligated to make any payments based on such Estimate Statement or Actual Statement until thirty (30) days after receipt of such statement.

4.11 Exclusions from Expenses. Notwithstanding anything to the contrary contained elsewhere in this Section 4, the following items shall be excluded from Expenses, as applicable:

(a) Any charge for depreciation of the Building or Other Buildings in the Project or equipment and any interest or other financing charge or other debt service costs;

(b) Any charge for Landlord’s income taxes, excess profit taxes, franchise taxes, or similar taxes on Landlord or Landlord’s business but not taxes on rent that are a form of property taxes;

(c) All costs relating to activities for the marketing, solicitation, negotiation and execution of leases of space in the Project (including the Building), including without limitation, costs of tenant improvements, concessions or allowances;

(d) All costs for which Tenant or any other tenant in the Project is being charged other than pursuant to the operating expense clauses of leases for the Project;

(e) The cost of any item for which Landlord is reimbursed by insurance, warranty or condemnation proceeds, or otherwise compensated by parties (other than compensation by tenants of the Project pursuant to clauses similar to this Section);

(f) The cost of alterations of space in the Project leased to other tenants;

(g) Ground rent or similar payments to a ground lessor;

(h) Legal fees and related expenses incurred by Landlord (together with any damages awarded against Landlord) due to the negligence or willful misconduct of Landlord;

(i) Salaries of management personnel to the extent that such persons provide services to properties other than the Common Areas and the Project; and

(j) [Intentionally Omitted;]

(k) costs in the nature of interest, penalties or fines as a result of Landlord failure to timely pay any amount due;

(l) The cost of remediation and removal of Hazardous Materials (as defined below) or other costs incurred in connection with the presence of any Hazardous Material, except to the extent caused by the release or emission of the Hazardous Material in question by Tenant;

(m) costs incurred with respect to a sale or transfer of all or any portion or interest in the Project or any portion thereof, except Real Property Taxes;

(n) contributions paid by or on behalf of Landlord or Landlord’s affiliates to civic organizations and charitable contributions;

(o) costs occasioned by the act, omission or violation of any law by Landlord, any other occupant of the Project, or their respective agents, employees or contractors;

(p) costs occasioned by casualties or condemnation;

(q) costs to correct any construction defect in the Project or to correct any violation of Law or Private Restriction applicable to the Project on the Commencement Date;

(r) costs of any renovation, improvement, painting or redecorating of any portion of the Project not made available for Tenant’s use;

(s) costs incurred in connection with negotiations or disputes with any other occupant of the Project and costs arising from the violation by Landlord or any other occupant of the Project of the terms and conditions of any lease or other agreement;

(t) insurance costs for coverage not customarily paid by tenants of similar projects in the vicinity of the Premises increases in insurance costs caused by the activities of another occupant of the Project;

(u) interest, charges and fees incurred on debt;

(v) expense reserves; and

(w) costs of structural repairs or replacements;

(x) costs which could properly be capitalized under generally accepted accounting principles, except for Approved Capital Expenditures and, in any event, as amortized over the useful life of the capital item in question as set forth above;

(y) costs for services not provided to Tenant under this Lease or of a nature that are payable directly by Tenant under this Lease; and

(z) any costs or expenses for the maintenance, repair or replacement of the Other Buildings (except as provided in the Other Lease).

5. Security. Within ten (10) days after the execution of this Lease by both Tenant and Landlord, Tenant shall deposit with Landlord an unconditional, irrevocable and renewable letter of credit (“Letter of Credit”) in favor of Landlord in a form approved by Landlord and issued by a bank approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed). Such Letter of Credit shall be the amount set forth in Section 1.11 of the Summary, with possible changes as set forth in Section 5.2 below. Landlord hereby approves of Silicon Valley Bank as the issuer of the Letter of Credit and approves the form of Silicon Valley Bank letter of credit attached hereto as Exhibit E.

5.1 The Letter of Credit shall be held by Landlord in accordance with the terms, provisions and conditions of this Lease. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit. Landlord shall be entitled to draw upon the Letter of Credit if the credit rating or financial condition of the issuer of the Letter of Credit falls below an S&P “A” rating or the equivalent from another rating agency, or, in the case of Silicon Valley Bank, falls below its current rating of BBB+ (the “Credit Standard”). Following any such draw by Landlord on the Letter of Credit solely because of the deterioration of the creditworthiness of the issuer of the Letter of Credit, Landlord will disburse such Letter of Credit proceeds to Tenant provided (i) Tenant delivers to Landlord a replacement Letter of Credit from a financial institution meeting the Credit Standard in a form approved by Landlord, (ii) there exists no Event of Default with respect to any provision of this Lease, and (iii) Tenant pays all of Landlord’s reasonable out-of-pocket fees and expenses incurred in connection with such disbursement; provided, however, if any of the three (3) foregoing conditions are not satisfied, the proceeds received from such draw shall constitute Landlord’s property (and not Tenant’s property or the property of the bankruptcy estate of Tenant) and Landlord shall then hold and retain such proceeds (and return them at the expiration of the Term as required under this Section), except to the extent Landlord is permitted to use, apply or retain all or any part of the proceeds for the purposes set forth in clauses (1) through (5) of the next paragraph. The Letter of Credit shall state that an authorized officer or other representative of Landlord may make demand on Landlord’s behalf for the full amount of the Letter of Credit, or any portion thereof, and that the issuing bank must immediately honor such demand, without qualification or satisfaction of any conditions, except the proper identification of the party making such demand and that such party has certified that it is authorized under this Lease to draw on the Letter of Credit. In addition, the Letter of Credit shall indicate that it is transferable in its entirety by Landlord as beneficiary and that upon receiving written notice of transfer, and upon presentation to the issuing bank of the original Letter of Credit, the issuer or confirming bank will reissue the Letter of Credit naming such transferee as the beneficiary. Tenant shall be responsible for the payment to the issuing bank of any transfer costs imposed by the issuing bank in connection with any such transfer. If (A) the term of the Letter of Credit held by Landlord will expire prior to the last day of the Term and the Letter of Credit is not extended, or a new Letter of Credit for an extended period of time is not substituted, in either case at least thirty (30) days prior to the expiration of the Letter of Credit, or (B) if an Event of Default with respect to any provision of this Lease, or (C) there is a filing of a voluntary petition under Title 11 of the United States Code (i.e., the Bankruptcy Code), or otherwise becomes a debtor in any case or proceeding under the Bankruptcy Code, as now existing or hereinafter amended, or any similar law or statute, Landlord may (but shall not be required to) draw upon all or any portion of the stated amount of the Letter of Credit, and the proceeds received from such draw shall constitute Landlord’s property (and not Tenant’s property or the property of the bankruptcy estate of Tenant) and Landlord shall then use, apply or retain all or any part of the proceeds (1) for the payment of any sum which is past due and owed per the terms of the Lease, (2) to reimburse Landlord for costs incurred by Landlord in connection with this Lease (including, without limitation, any costs incurred by Landlord to improve the Premises and any brokerage commissions and attorneys’ fees), beyond applicable notice and grace periods, (3) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of an Event of Default, or past due and owed per the terms of the Lease, or (4) to compensate Landlord for any loss or damage which Landlord may suffer by reason of an Event of Default, or past due and owed per the terms of the Lease. If any portion of the Letter of Credit proceeds are so used or applied, Tenant shall, within ten (10) days after demand therefor, post an additional Letter of Credit in an amount to cause the aggregate amount of the unused proceeds and such new Letter of Credit to equal the original amount. Landlord shall not be required to keep any proceeds from the Letter of Credit separate from its general funds. Should Landlord sell its interest in the Premises during the Term, Landlord shall deposit with the purchaser thereof the Letter of Credit or any proceeds of the Letter of Credit, and thereupon Landlord shall be discharged from any further liability with respect to the Letter of Credit and said proceeds and Tenant shall look solely to such transferee for the return of the Letter of Credit or any proceeds therefrom. The Letter of Credit or any remaining proceeds of the Letter of Credit held by Landlord after expiration of the Term, after any deductions described in this Section 5.1 above, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Term and Tenant’s surrender of the Premises, whichever is later. If Landlord draws upon the Letter of Credit solely due to Tenant’s failure to renew the Letter of Credit at least thirty (30) days before its expiration, such failure to renew shall not constitute a default hereunder and Tenant shall be entitled to provide Landlord with a replacement Letter of Credit that satisfies the requirements hereunder as set forth above.

The use, application or retention of the Letter of Credit, the proceeds or any portion thereof, shall not prevent Landlord from exercising any other rights or remedies provided under this Lease, it being intended that Landlord shall not be required to proceed against the Letter of Credit, and such use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit.

Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit, any renewal thereof or substitute therefor or the proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Notwithstanding the foregoing, to the extent California Civil Code Section 1950.7 in any way: (a) is applicable to this Lease or the Letter of Credit (or any proceeds thereof); or (b) controls Landlord’s rights to draw on the Letter of Credit or apply the proceeds of the Letter of Credit to any amounts due under the Lease or any damages Landlord may suffer following termination of this Lease, then Tenant fully and irrevocably waives the benefits and protections of Section 1950.7 of the California Civil Code, it being agreed that Landlord may recover from the Letter of Credit (or its proceeds) all of Landlord’s damages under this Lease and California law including, but not limited to, any damages accruing upon the termination of this Lease in accordance with this Lease and Section 1951.2 of the California Civil Code.

(a) After either one of the following occur, the amount of the Letter of Credit shall be reduced as indicated; (A) after the fifth (5th) year of the Lease and Tenant has not been in default of the Lease beyond any applicable notice and cure period, and Tenant has not been late in any Rent payment more than twice in the previous five (5) years of the Lease, and Tenant has a market cap of at least Fifteen Billion Dollars ($15,000,000,000.00), then the amount of Letter of Credit shall be decreased immediately to Two Million Two Hundred Twelve Thousand Four Hundred Fifteen Dollars ($2,212,415.00) and decreased by Five Hundred Fifty Three Thousand One Hundred Three Dollars and seventy-five cents ($553,103.75) at the end of each twelve (12) month period thereafter until the amount of the Letter of Credit is Five Hundred Fifty Three Thousand One Hundred Three Dollars and seventy-five cents ($553,103.75) at which point the amount of the Letter of Credit remains the same for the remaining term of the Lease; or (B) in the event Tenant is then not in default under the Lease beyond any applicable notice and cure periods and has three (3) consecutive years of profitability and has a market cap of at least Fifteen Billion Dollars ($15,000,000,000.00), then the amount of the Letter of Credit shall be reduced to Five Hundred Fifty Three Thousand One Hundred Three Dollars and seventy-five cents ($553,103.75). For purposes of determining market cap, if Tenant is a direct or indirect wholly owned subsidiary, then the market cap shall be deemed satisfied if a parent company of Tenant, including any entity (or its parent) that purchases Tenant or a parent of Tenant has a market cap of at least Fifteen Billion Dollars ($15,000,000,000.00).

6. Use.

6.1 General. Tenant shall use the Premises solely for the Permitted Use specified in Section 1.12 of the Summary, and shall not use or permit the Premises to be used for any other use or purpose whatsoever. Tenant shall observe and comply with the “Rules and Regulations” attached hereto as Exhibit “C”, and all non-discriminatory and reasonable modifications thereof and reasonable additions thereto from time to time put into effect and furnished to Tenant by Landlord that complies with the Required Conditions. Landlord shall endeavor to enforce the Rules and Regulations on a non-discriminatory basis but shall have no liability to Tenant for the violation or non-performance by any other tenant or occupant of the Project or the Building of any such Rules and Regulations. Tenant shall, at its sole cost and expense, observe and comply with all requirements of any board of fire underwriters or similar body relating to the Premises that complies with the Required Conditions, and, subject to the terms and conditions of this Lease, all laws, statutes, codes, rules and regulations now or hereafter in force (“Laws”) relating to or affecting the condition, use, occupancy, alteration or improvement of the Premises, including, without limitation, the provisions of Title III of the Americans with Disabilities Act of 1990, as amended (“ADA”) as it pertains to Tenant’s use, occupancy, improvement and alteration of the Premises, whether structural or nonstructural, including unforeseen and/or extraordinary alterations and/or improvements to the Premises, regardless of the period of time remaining in the Term; provided, that, notwithstanding anything to the contrary herein, (i) Tenant shall not be required to comply with or cause the Premises to comply with any Laws, insurance requirements or Private Restrictions requiring the construction of alterations unless such compliance is necessitated solely due to Tenant’s particular use of the Premises, any improvements or equipment constructed or installed by Tenant, and (ii) in no event shall Tenant be required to perform alterations or improvements to the Common Areas to comply with Laws, Landlord insurance requirements or Private Restrictions. Tenant shall not use or allow the Premises to be used (a) in violation of any recorded covenants, conditions and restrictions affecting the Site as of the Effective Date or of any Laws, or of any certificate of occupancy issued for the Premises or Building, or (b) for any unlawful purpose. Tenant shall not do or permit any Tenant Parties to do anything which will obstruct or interfere with the rights of other tenants or occupants of the Project, or injure them. Tenant shall not cause or maintain (or permit any Tenant Parties to cause or maintain) any nuisance in, on or about the Premises, the Building, the Project or the Site, nor commit or suffer to be committed any waste in, on or about the Premises by Tenant or any Tenant Parties.

6.2 Parking.

(a) Tenant’s Parking Privileges. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, at no additional rent to Tenant, the number of parking privileges specified in the Summary hereof for use by Tenant’s employees and visitors, inclusive of a prorata share of handicapped parking spaces, in the common parking areas for the Building within the Project shown on Exhibit “A”. Subject to the Required Conditions, Landlord shall at all times have the right to establish and modify the nature and extent of the parking areas for the Building and Project. Landlord may assign any unreserved and unassigned parking privileges, and/or make all or a portion of such privileges reserved except for a de minimis number of spaces immediately appurtenant to any Other Building. Consistent with the foregoing, Tenant shall have the right to designate up to [ten (10)] parking spaces immediately appurtenant to the Building as reserved parking for Tenant’s visitors.

(b) Parking Rules. The use of the parking areas shall be subject to the Rules and Regulations contained in Exhibit “C” attached hereto and, subject to the Required Conditions, any other reasonable, rules and regulations adopted by Landlord and/or Landlord’s parking operators from time to time, including any system for controlled ingress and egress. Tenant shall not use more parking privileges than its allotment and shall not use any parking spaces specifically assigned by Landlord to other tenants of the Project in accordance with this Lease. Tenant’s parking privileges shall be used only for parking by vehicles no larger than normally sized passenger automobiles, SUVs or pick-up trucks. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded, or parked, in areas other than those designated by Landlord for such activities. If Tenant permits or allows any Tenant Parties to do any of the prohibited activities described herein, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost thereof to Tenant, which cost shall be immediately payable by Tenant upon demand by Landlord.

6.3 Signs and Auctions.

(a) Except as set forth in this Section 6.3, Tenant shall have no right to place any sign upon the Premises, the Building, Site or Project. Tenant shall have no right to conduct any auction in, on or about the Premises, the Building or Site.

(b) Subject to the terms of this Section 6.3, from and after the Commencement Date, Tenant shall have the right to have signage (“Tenant’s Signage”) installed on one panel of the monument sign for the Project in a location selected by Landlord (the “Project Monument Sign”) and on the Building Monument Sign.    In addition, Tenant shall have the exclusive right to install Tenant’s Signage (i) on the Building façade (installed at a location as approved by Landlord not to be unreasonably withheld) to the full extent permitted by Law, and (ii) within the interior of the Building.    Any proposed Tenant’s Signage shall comply with all applicable Laws, including, without limitation, the approval of the City of San Jose, and, any Tenant’s Signage on the exterior of the Building or any exterior monument shall be subject to Landlord’s prior written consent with respect to the location, size and design (such consent not to be unreasonably withheld, conditioned or delayed). Without limitation, Landlord may withhold consent to any exterior Building or Monument Signage that, in Landlord’s reasonable judgment, is not harmonious with the design standards of the Project. To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used in Tenant’s Signage; and (if applicable and Landlord consents thereto) any arrangements for illumination. Tenant shall cause Tenant’s Signage to be removed at the expiration or earlier termination of this Lease. Tenant shall pay for all costs in fabricating, installing or removing Tenant’s Signage and Tenant shall be responsible for maintaining and repairing Tenant’s Signage, at Tenant’s sole cost and expense. Tenant shall be responsible to fabricate, install, maintain repair, and remove the Tenant’s Signage.

(c) The rights granted to the original Tenant hereunder are not assignable separate and apart from the Lease, nor may any right granted herein be separated from the Lease in any manner, either by reservation or otherwise.

6.4 Hazardous Materials.

(a) Tenant will: (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws (as defined below) applicable to Tenant’s use, storage, emission and disposal of Hazardous Materials at the Premises; and (ii) be and remain in compliance in all material respects with all terms and conditions of all such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Tenant use of Hazardous Materials at the Premises.

(b) As used in this Lease, the term “Environmental Laws” means any past, present or future federal, state, local or foreign statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved there under, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials. “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any Environmental Law, with respect to Tenant’s use of Hazardous Materials at the Premises.

(c) Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Common Areas or any other portion of the Project by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant Parties”), except in compliance with Environmental Law and any applicable Environmental Permits. At Landlord’s request, Tenant will provide Landlord with a list of the types and quantities of any Hazardous Materials used by Tenant and any Tenant’s Parties on the Premises and copies of any Environmental Permits maintained by Tenant with respect to the Premises. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Project or any portion thereof by Tenant or any of Tenant’s Parties, to the extent required by and in accordance with Environmental Laws.

(d) To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project which are caused or permitted by Tenant or any of Tenant’s Parties in violation of Environmental Laws. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials in the Premises, the Building or any other portion of the Project which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant’s Parties in violation of Environmental Laws, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord’s mortgagee(s). Pursuant to Section 15, Landlord will have the right (after reasonable notice to Tenant of not less than five (5) business days), but not the obligation, to enter upon the Premises to inspect, investigate, sample and/or monitor the Premises to determine if Tenant is in compliance with the terms of this Lease regarding Hazardous Materials. Tenant will, upon the request of Landlord or any mortgagee at any time during which Tenant is in material default of the environmental provisions under this Lease, cause to be performed an environmental audit of the Premises at Tenant’s expense by an established environmental consulting firm reasonably acceptable to Tenant, Landlord and the mortgagee.

(e) Subject to the limitations of liability set forth herein, and except to the extent caused by, contributed to or exacerbated by the actions of Tenant or Tenant’s Agents, Landlord will indemnify, defend and hold harmless Tenant from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof incurred by Tenant as a result of any Hazardous Materials that are conclusively determined by an independent third party reasonably acceptable to Landlord and Tenant, to have been released or emitted within the Premises or the Building Common Areas prior to the Effective Date (the “Existing Hazardous Materials”). Landlord’s indemnification pursuant to this Section 6.4(e) shall survive the expiration or earlier termination of this Lease. Notwithstanding anything in the immediately preceding sentence or this Lease to the contrary, Landlord shall not be responsible for any increase in the cost of the Tenant Improvements (including the construction thereof) resulting from the existence of any Existing Hazardous Materials at the Premises except for such costs not to exceed Five Million Dollars ($5,000,000). Any alleged costs or damages related solely to Tenant’s removal of the acid waste neutralization system from the Building will not be the responsibility of Landlord, but any soils, groundwater or other contamination resulting from the presence or operation of such system prior to the Effective Date shall be considered Existing Hazardous Materials for purpose of the foregoing indemnity.

(f) As used in this Lease, the term “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any Laws or ruling of any agency of the State, the United States Government or any local governmental authority, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls, and Freon and other chlorofluorocarbons. The provisions of this Section 6 will survive the expiration or earlier termination of this Lease. To the actual knowledge of Landlord with no duty to investigate, (a) no Hazardous Material is present on the Project or the soil, surface water or groundwater thereof, (b) no underground storage tanks are present on the Project, and (c) no action, proceeding or claim is pending or threatened regarding the Project concerning any Hazardous Material or pursuant to any Environmental Law.

7. Payments and Notices.

7.1 All rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the first address designated in Section 1.1 of the Summary, or to such other persons and/or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by nationally recognized overnight courier or express mailing service), or by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant or Landlord at their respective addresses designated in Section 1.1 of the Summary. Either party may, by written notice to the other, specify a different address for notice purposes. Notice given in the foregoing manner shall be deemed given: (i) when actually received or refused by the party to whom sent if delivered by a carrier or personally served or (ii) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt (or the next business day, if such date was not a business day) or the expiration of three (3) business days after the day of mailing, whichever first occurs.

8. Brokers.

Landlord and Tenant each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker except the Broker(s) specified in the Summary in the negotiating or making of this Lease. Tenant and Landlord shall each indemnify and hold the other harmless from any claim or claims, and costs and expenses, including attorneys’ fees, incurred by the indemnified party in conjunction with any such claim or claims that any other broker or brokers represents the indemnifying party and is entitled to a commission in connection with this Lease. Landlord shall pay any commissions owed to the Brokers in connection with this Lease pursuant to a separate written agreement. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

9. Surrender; Holding Over.

9.1 Surrender of Premises. Upon the expiration or sooner termination of this Lease, Tenant shall surrender all keys for the Premises to Landlord, and exclusive possession of the Premises to Landlord broom clean and in the condition delivered to Tenant or as otherwise may have been improved during the Term (without any obligation on the part of Tenant to remove such improvements), normal wear and tear and casualty damage, condemnation, Hazardous Materials

(other than those released or emitted by Tenant), and repairs that Tenant is not responsible for under this Lease, excepted, with all of Tenant’s personal property (and those items, if any, of Tenant Changes identified by Landlord pursuant to Section 12.2 below) removed therefrom and all damage caused by such removal repaired, as required pursuant to Sections 12.2 and 12.3 below. Normal wear and tear shall not include any damage or deterioration that would have been prevented by proper maintenance by Tenant or Tenant otherwise performing all of its obligations under this Lease.

9.2 Holdover. Tenant shall have no right to holdover. Any holding over after the expiration of the Term, without the express written consent of Landlord, shall constitute an Event of Default. If Tenant does not surrender and vacate the Premises at expiration of this Lease, Tenant shall be a tenant at sufferance and the parties having agreed, without limiting Landlord’s remedies provided in this Lease, that the daily rental rate shall be one hundred percent (100%) of the then fair market rental rate for the Building as reasonably determined by Landlord, plus Additional Rent, and due the first of each month, and shall otherwise be on the terms and conditions herein specified. In connection with the foregoing, Landlord and Tenant agree that the reasonable rental value of the Premises following the expiration or earlier termination of this Lease shall be the amounts set forth above per month. Landlord and Tenant acknowledge and agree that, under the circumstances existing as of the Effective Date, it is impracticable and/or extremely difficult to ascertain the reasonable rental value of the Premises on the expiration or earlier termination of this Lease and that the reasonable rental value established herein is a reasonable estimate of the damage that Landlord would suffer as the result of the failure of Tenant to timely surrender possession of the Premises. The parties acknowledge that the liquidated damages established herein is not intended as a forfeiture or penalty within the meaning of California Civil Code Sections 3275 or 3369, but is intended to constitute liquidated damages to Landlord pursuant to California Civil Code Sections 1671, 1676, and 1677. Notwithstanding the foregoing, and in addition to all other rights and remedies on the part of Landlord if Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall indemnify, protect, defend and hold Landlord harmless from and against any and all loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any loss or liability resulting from any claim against Landlord made by any succeeding tenant founded on or resulting from such delay and losses to Landlord due to lost opportunities to lease any portion of the Premises to any such succeeding tenant, together with, in each case, reasonable attorneys’ fees and costs. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

9.3 No Effect on Landlord’s Rights. The foregoing provisions of this Section 9 are in addition to, and do not affect, Landlord’s right of re-entry or any other rights of Landlord hereunder or otherwise provided by law or equity.

10. Taxes on Tenant’s Property.

Tenant shall be liable for, and shall pay before delinquency, all taxes and assessments (real and personal) levied against: (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures); and (b) any Tenant Improvements or alterations in the Premises (whether installed and/or paid for by Landlord or Tenant) to the extent such items are assessed at a valuation higher than the valuation at which tenant improvements conforming to the Building’s standard tenant improvements are assessed. If any such taxes or assessments are levied against Landlord or Landlord’s property, Landlord may, after written notice to Tenant (and under proper protest if requested by Tenant) pay such taxes and assessments, and Tenant shall reimburse Landlord therefore within thirty (30) days after written demand by Landlord provided, however, Tenant, at its sole cost and expense, shall have the right to bring suit in any court of competent jurisdiction to recover the amount of any such taxes and assessments so paid under protest.

11. Condition of Premises; Repairs.

11.1 Condition of Premises. Tenant acknowledges that, except as expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building, the Site or the Project or their condition, or with respect to the suitability thereof for the conduct of Tenant’s business. Except as otherwise set forth in this Lease, Tenant accepts the Premises “as is”, Tenant having the opportunity to have made all investigations and tests it has deemed necessary or desirable in order to establish to its own complete satisfaction the condition of the Premises. Tenant accepts the Premises in their condition existing as of the Commencement Date, subject to all applicable zoning, municipal, county and state laws, ordinances, and regulations governing and regulating the use of the Premises and any covenants or restrictions of record. Notwithstanding anything set forth in this Section 11.1 to the contrary, Landlord shall deliver the Premises to Tenant in good order and repair, vacant and broom swept, and with all Building Systems (as defined below) serving the Premises in good operating order and repair. Landlord warrants that the Building Systems serving the Premises shall be in good operating order and repair during the six (6) month period after the earlier of Tenant commences its regular business operations in the Premises, or March 31, 2022, Landlord shall make such necessary repairs to the Building System at Landlord’s sole cost without the inclusion of such costs in Operating Expenses, provided that Tenant has notified Landlord of the need to repair such Building System within six (6) months after the earlier of Tenant commences its regular business operations in the Premises, or March 31, 2022 Commencement Date. As used herein, the term “Building Systems” shall mean the plumbing, sewer, drainage, electrical, fire protection, life safety security systems and equipment, existing heating, ventilation and air-conditioning systems, and all other mechanical and electrical systems and equipment serving the Building as they exist as of the Commencement Date (excluding only existing clean rooms, existing labs and any Building Systems that exclusively serve the existing clean rooms and existing labs) and any Tenant Changes (defined below).

11.2 Landlord’s Repair Obligations. Subject to Sections 4.4(i), 11.3, 18.1 and 18.2, Landlord shall repair and maintain (and if necessary, replace) (a) at Landlord’s sole cost and expense, the structural portions of the Building which are the foundation, and the structural portion of the walls, but not the surface of such walls; and (b) as part of the Operating Expenses (subject to any exclusions as set forth in Section 4.11), the surface of any exterior walls, and the Common Areas; provided, however, subject to Section 22, to the extent such maintenance, repairs or replacements are required as a result of any misuse, neglect, fault or omission of Tenant or any of Tenant’s agents, employees, contractors, licensees or invitees, Tenant shall pay to Landlord, as Additional Rent, the costs of such maintenance, repairs and replacements. Without limiting the foregoing, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect (including the provisions of California Civil Code Section 1942 and any successive sections or statutes of a similar nature).

11.3 Tenant’s Repair Obligations. Except for Landlord’s obligations specifically set forth in Sections 11.2, 16.1, 18.1 and 19.2 hereof, Tenant shall at all times and at Tenant’s sole cost and expense, keep and maintain the interior portions of the Premises and operating systems except for the warranty in Section 11.1 above, and the roof (including, without limitation roof structure and roof membrane) in as good order and condition, including, without limitation, interior plate glass and Tenant’s property, and all fixtures, furniture and equipment, utility and building systems exclusively servicing the Premises, and if any, custom lighting, and any alterations, additions and other property located within the Premises in good condition, normal wear and tear excepted. Except as otherwise expressly provided in this Lease, Landlord shall have no obligation to alter, remodel, improve, repair, renovate, redecorate or paint all or any part of the Premises. Subject to Landlord’s approval (not to be unreasonably withheld, conditioned or delayed), Tenant shall have the right to select the vendor for performance of the regular HVAC maintenance for the Premises. Notwithstanding anything to the contrary herein, at Tenant’s sole option, Landlord shall perform and construct at its sole cost and expense, and Tenant shall have no responsibility to perform or construct, any repair, maintenance or improvements, (a) necessitated by the acts or omissions of Landlord or Landlord’s Agents and (b) for which Landlord has a right of reimbursement from others.

11.4 Capital Repairs. Notwithstanding anything to the contrary contained herein, if Tenant (A) determines in its reasonable, good faith discretion that (1) a component of Tenant’s maintenance and repair obligations under Section 11.3, excluding repair, maintenance or replacement of any of Tenant Changes, (a “Tenant Work Component”), is in such a condition that a repair or replacement is required and (2) such repair or replacement of an individual Tenant Work Component constitutes a capital repair or capital improvement in accordance with standard accounting principles generally followed by the commercial real estate industry in Santa Clara County, CA, consistently applied (a “Tenant Work Component Capital Repair”), and (B) desires to have Landlord perform such Tenant Work Component Capital Repair, then Tenant shall provide Landlord a reasonable prior written notice (a “Capital Repair Notice”), which Capital Repair Notice shall include or otherwise be accompanied by the following: (I) a written report from a reputable third-party physical inspection firm (which firm Landlord must have reasonably approved to prepare such report prior to commencing its work), detailing the reasons that such firm believes such Tenant Work Component Capital Repair is required, and (II) a request for Landlord to perform such Tenant Work Component Capital Repair. Notwithstanding the foregoing, Landlord shall have no obligation to perform any Tenant Work Component Capital Repair that is primarily caused by Tenant’s failure to maintain the applicable Tenant Work Component in accordance with Section 11.3. Upon receipt of a Capital Repair Notice, Landlord will perform the Tenant Work Component Capital Repair with reasonable promptness and the cost incurred by Landlord shall be amortized by Landlord over the useful life of such Tenant Work Component Capital Repair as reasonably estimated by Landlord in accordance with standard accounting principles generally followed by the commercial real estate industry in Santa Clara County, CA, consistently applied, and the total amortized cost for the remaining term of the Lease shall be payable in a lump sum within thirty (30) days of Tenant’s receipt of invoice from Landlord by Tenant.

12. Alterations.

12.1 Tenant Changes; Conditions. Tenant shall not, without Landlord’s prior written consent, make any alterations, additions, or improvements to the Premises (collectively, “Tenant Changes”). Notwithstanding the foregoing, Tenant shall not be required to obtain Landlord’s consent to non-structural Tenant Changes that cost not more than $1,000,000 per project (“Non-Consent Changes”). Any Tenant Changes shall be subject to and upon the following terms and conditions:

(a) Notwithstanding any provision in this Section 12 to the contrary, Tenant is absolutely prohibited from making any alterations, additions, or improvements which: (i) affect any area outside the Premises; (ii) adversely affect the Building’s structure, (iii) materially and adversely affect any equipment, services or Building Systems, or the proper functioning thereof, (iv) affect the outside appearance of the Building or the Common Areas (except as otherwise provided in this Lease), or (v) weaken or impair the structural strength of the Building.

(b) Before proceeding with any Tenant Changes (other than Non-Consent Changes) which are not otherwise prohibited in Section 12.1(a) above, Tenant must first obtain Landlord’s written approval thereof (including approval of all plans, specifications and working drawings for such Tenant Changes), which approval shall not be unreasonably withheld, conditioned or delayed and Tenant must notify Landlord with a minimum ten (10) business days’ prior to any Tenant Changes to the Premises in order for the Landlord to post a Notice of Non-responsibility on the Building and Premises.

(c) After Landlord has approved the Tenant Changes and the plans, specifications and working drawings therefore, Tenant shall: (i) enter into an agreement for the performance of such Tenant Changes with such general contractor selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; (ii) before proceeding with any Tenant Changes, provide Landlord with ten (10) days’ prior written notice thereof; and (iii) pay to Landlord, upon written demand, the costs of any increased insurance premiums incurred by Landlord to include such Tenant Changes in the fire and extended coverage insurance obtained by Landlord, if any. However, Landlord shall be required to include the Tenant Changes under such insurance only to the extent such insurance is actually obtained (or required to be obtained under this Lease) by Landlord and such Tenant Changes are insurable under such insurance; if such Tenant Changes are not or cannot be included in Landlord’s insurance, Tenant shall insure the Tenant Changes under its casualty insurance pursuant to Section 20.1(a) below. In addition, before proceeding with any Tenant Changes, Tenant’s contractors shall obtain, on behalf of Tenant and at Tenant’s sole cost and expense all necessary governmental permits and approvals for the commencement and completion of such Tenant Changes Landlord’s approval of any contractor(s) of Tenant shall not release Tenant or any such contractor(s) from any liability for any conduct or acts of such contractor(s) or its subcontractor(s). Landlord will not unreasonably withhold, condition or delay its approval of any Tenant Changes, the plans and specifications therefor or Tenant’s general contractor, and, Landlord shall not withhold approval of any Tenant Changes that are generally consistent with or represent a logical evolution of, the Tenant Improvements or the then-existing improvements in the Building or the premises leased under the Other Lease. Tenant will remove within 30 days of recording, any mechanic liens recorded against the Property due to any Tenant Changes.

(d) Tenant shall pay to Landlord, as Additional Rent, the reasonable out of pocket costs of Landlord’s third party engineer for review of all plans, specifications and working drawings for the Tenant Changes which involve the Building structure, HVAC, electrical, plumbing, or security systems, within thirty (30) days after Tenant’s receipt of invoices from Landlord.

(e) All Tenant Changes shall be performed: (i) substantially in accordance with the approved plans, specifications and working drawings; (ii) lien-free and in a first-class workmanlike manner; (iii) in compliance with all laws, rules, regulations of all governmental agencies and authorities including, without limitation, the provisions of the ADA; (iv) in such a manner so as not to unreasonably interfere with the occupancy of any other tenant in the Project nor impose any additional expense upon nor unreasonably delay Landlord in the maintenance and operation of the Project; and (v) subject to such rules and regulations as Landlord may from time to time reasonably designate with respect to the Common Areas.

(f) Throughout the performance of the Tenant Changes, Tenant shall obtain, or cause its contractors to obtain, workers compensation insurance and general liability insurance in compliance with the provisions of Section 20 of this Lease, except that the limits of such insurance shall be in such amounts as is typically carried by such contractors taking into account the scope of work performed.

(g) Landlord hereby approves of Tenant’s construction of those improvements set forth in Exhibit “D” hereto as the Tenant Improvements, and of Tenant’s use of Technical Builders as a contractor. Tenant shall not be required to use union labor. Notwithstanding any of the foregoing, (i) Tenant shall not be required to design or construct any Tenant Improvements in the Premises and (ii) Landlord shall approve or reasonably disapprove any consent or approval request with respect to the Tenant Improvements or any Tenant Change within ten (10) business days after the request for consent.

12.2 Removal of Tenant Changes.

(a) As a material inducement to Tenant’s entering into this Lease, Landlord agrees that all Tenant Changes (including Non-Consent Changes) and the Tenant Improvements in the Premises (whether installed or paid for by Landlord or Tenant), shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term of this Lease, and Tenant shall not be required to remove such Tenant Changes or Tenant Improvements at the expiration or earlier termination of this Lease. At the expiration or earlier termination of the Lease, Tenant will not remove any equipment or Tenant Changes that cause the Building systems to be inoperable upon Tenant’s surrender of the Premises; provided however, any such removal of a Tenant Change shall be deemed a Tenant Change and subject to this Section 12.

12.3 Removal of Personal Property. Notwithstanding the foregoing, all articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises (including business and trade fixtures, furniture and moveable partitions) shall be, and remain, the property of Tenant, may be removed by Tenant at any time and shall be removed by Tenant from the Premises, at Tenant’s sole cost and expense, on or before the expiration or sooner termination of this Lease. Tenant shall promptly repair any damage caused by any such removal.

12.4 Tenant’s Failure to Remove. If Tenant fails to remove by the expiration or sooner termination of this Lease all of its personal property, or if Tenant fails to comply with its obligations under Section 12.3, Landlord may, without liability to Tenant for loss thereof, at Tenant’s sole cost and in addition to Landlord’s other rights and remedies under this Lease, at law or in equity: (a) remove and store such items in accordance with applicable law; and/or (b) upon ten (10) days’ prior notice to Tenant and Tenant’s continued failure to remove or recover such personal property during such thirty (30) day period, sell all or any such items at private or public sale for such price as Landlord may obtain as permitted under applicable law. Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord’s attorneys’ fees and other costs incurred in the, removal, storage and/or sale of such items), with any remainder to be retained by Landlord.

13. Liens. Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Project, the Site, the Building or the Premises, nor against Tenant’s leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or Tenant’s agents, employees, contractors, licensees or invitees. Tenant shall, at Landlord’s request, following final completion of any such repairs, alterations, or improvements provide Landlord with unconditional and final lien releases in the form required by applicable Law from all persons furnishing labor and/or materials with respect to the Premises with a cost in excess of $50,000. Landlord shall have the right at all reasonable times to post on the Premises and record any notices of non-responsibility which it deems necessary for protection from such liens. If any such liens are filed, Tenant shall, at its sole cost, cause such lien to be released of record or bonded to Landlord’s reasonable satisfaction within thirty (30) days from notice to Tenant of such filing. If Tenant fails to cause such lien to be so released or bonded within thirty (30) days after such notice, Landlord may, without waiving its rights and remedies based on such breach, and without releasing Tenant from any of its obligations, cause such lien to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord, within thirty (30) days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.

14. Assignment and Subletting.

14.1 Restriction on Transfer. Except as otherwise expressly provided in this Article 14, Tenant shall not, without the prior written consent of Landlord, which consent, provided Tenant is not in default under any of the terms or conditions of this Lease beyond the expiration of any applicable notice and cure period, Landlord will not unreasonably withhold, condition or delay, assign this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease, license or the like shall sometimes be referred to as a “Transfer”). Any Transfer without Landlord’s consent shall constitute an Event of Default by Tenant under this Lease, and in addition to all of Landlord’s other remedies at law, in equity or under this Lease, such Transfer shall be voidable at Landlord’s election. In addition, this Lease shall not, nor shall any interest of Tenant herein, be assignable by operation of law without the written consent of Landlord.

14.2 Landlord’s Options. If at any time or from time to time during the Term, Tenant desires to effect a Transfer, Tenant shall deliver to Landlord written notice (“Transfer Notice”) setting forth the terms and provisions of the proposed Transfer and the identity of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as a “Transferee”). Tenant shall also deliver to Landlord, with the Transfer Notice, a current financial statement and financial statements for the preceding two (2) years (if available) of the Transferee which have been certified by Transferee, or, if available, certified by an independent accounting firm and such other information concerning the business background and financial condition of the proposed Transferee as Landlord may reasonably request. Landlord shall within fifteen (15) days after Landlord’s receipt of the Transfer Notice, such financial statements and other information, either approve or disapprove such Transfer, which approval shall not be unreasonably withheld or conditioned.

14.3 Additional Conditions; Excess Rent. If Landlord approves of the proposed Transfer pursuant to Section 14.2(a) above, Tenant may enter into the proposed Transfer with such proposed Transferee subject to the following further conditions:

(a) the Transfer shall be on materially the same terms set forth in the Transfer Notice delivered to Landlord (if the terms have materially changed, Tenant must submit a revised Transfer Notice to Landlord and Landlord shall have another ten (10) days after receipt thereof to make the election in Sections 14.2 above);

(b) no Transfer shall be valid and no Transferee shall take possession of the Premises until an executed counterpart of the assignment, sublease or other instrument affecting the Transfer has been delivered to Landlord pursuant to which the Transferee shall expressly assume all of Tenant’s obligations under this Lease after the date such assignment is effective (in the event of an assignment) or the Transferee shall confirm the sublease is subject and subordinate to this Lease (with respect to a sublease);

(c) no Transferee shall have a further right to assign, encumber or sublet, except on the terms herein contained; and

(d) except in connection with a Permitted Transfer, fifty percent (50%) of all rent or other economic consideration received by Tenant as a result of such Transfer which exceeds, in the aggregate, (i) the total Monthly Basic Rent and Expenses which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased), plus (ii) any actual and reasonable brokerage commissions, actual and reasonable attorney fees, advertising costs not included in the brokerage commissions and tenant improvement allowances or the cost of work to prepare the applicable portion of the Premises for occupancy by the Transferee (or otherwise performed by Tenant and which reasonably benefits the Transfer) which is actually paid by Tenant in connection with such Transfer, shall be paid to Landlord within ten (10) days after receipt thereof as Additional Rent under this Lease, without affecting or reducing any other obligations of Tenant hereunder. For purposes of calculating the “profit sharing” in this section, Base Rent shall be deemed to have not been abated pursuant to Section 3.3 or any other provision of this Lease.

14.4 Reasonable Disapproval. Landlord and Tenant hereby acknowledge that Landlord’s disapproval of any proposed Transfer pursuant to Section 14.2(a) shall be deemed reasonably withheld if based upon any reasonable factor, including, without limitation, any or all of the following factors: (a) the proposed Transferee is a governmental entity; and (b) the use of the Premises by the Transferee is not permitted by the use provisions in Section 6.1 hereof; or (c) the Transferee does not have the financial capability to fulfill the obligations imposed by the Transfer.

14.5 No Release. No Transfer shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. Landlord may require that, upon the occurrence and during the continuance of any Event of Default by Tenant under this Lease, any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee, and each sublease shall provide that if Landlord gives said subtenant written notice that Tenant is in default under this Lease beyond applicable notice and cure periods, said subtenant will thereafter make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease. Upon the execution of a sublease, Tenant irrevocably and unconditionally assigns to Landlord all rents and other sums payable under such sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as Tenant is not in default under this Lease beyond any applicable notice and cure period. Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original or otherwise genuine copy thereof to Landlord. However, the acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer shall not be deemed consent to any subsequent Transfer. In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease.

14.6 Administrative and Attorneys’ Fees. If Tenant effects a Transfer or requests the consent of Landlord to any Transfer, then Tenant shall, upon demand, pay Landlord a non-refundable administrative fee of One Thousand Dollars ($1,000.00), plus any reasonable out of pocket attorneys’ and paralegal fees and costs incurred by Landlord in connection with such Transfer or request for consent which exceeds One Thousand Dollars ($1,000.00). Acceptance of the $1,000.00 administrative fee and reimbursement of Landlord’s attorneys’ and paralegal fees shall in no event obligate Landlord to consent to any proposed Transfer.

14.7 Material Inducement. Tenant understands, acknowledges and agrees that (a) Landlord’s option to terminate this Lease upon any proposed assignment of this Lease or Sublease of all or substantially all of the Premises for substantially the remaining term as provided in Section 14.2(b) above rather than approve the proposed Sublease, and (b) Landlord’s right to receive any excess consideration paid by a Transferee in connection with an approved Transfer as provided in Section 14.3(d) above, are a material inducement for Landlord’s agreement to lease the Premises to Tenant upon the terms and conditions herein set forth.

14.8 Permitted Transfer. Notwithstanding the provisions of Section 14 to the contrary, Tenant may assign this Lease, without Landlord’s consent and without releasing Tenant of any liability under this Lease, (a) to a parent or subsidiary of Tenant or the parent or subsidiary of any corporation that controls, is controlled by or is under common control with Tenant, or (b) to any corporation or other entity resulting from a merger, reorganization or consolidation with Tenant, or to any person or entity that acquires all or substantially all the assets of Tenant’s business as a going concern or substantially all its stock, provided that: (i) Tenant shall not be in an Event of Default in the performance of any of its obligations under this Lease at the time of the assignment; (ii) the net worth of the Transferee is substantially equal to or greater than the net worth (computed in accordance with generally accepted accounting principles, consistently applied (but excluding goodwill as an asset)) on the date just prior to the assignment or date of the Lease; (iii) at least fifteen (15) days prior to the effective date of such assignment, Tenant shall furnish Landlord with the name of the Transferee and a written certification from an officer of Tenant certifying (A) the manner in which the proposed Transferee is affiliated with Tenant, (B) that the type of business conducted in the Premises and the density of personnel in the Premises will not materially change as a result of such assignment, and (C) the Transferee as the net worth required herein and proof satisfactory to Landlord of such net worth; (iv) the Transferee assumes, in full, the obligations of Tenant under this Lease; and (v) the use of the Premises remains unchanged. An assignment of this Lease pursuant to this Section 14.8 shall be referred to as a “Permitted Transfer” and an assignee pursuant to a Permitted Transfer shall be referred to as a “Permitted Transferee”. The provisions of Sections 14.2 and 14.3(d) shall not apply to a Permitted Transfer

15. Entry by Landlord. Landlord and its employees and agents shall at all reasonable times have the right to enter the Premises to inspect the same, to supply any service required to be provided by Landlord to Tenant under this Lease, to exhibit the Premises to prospective lenders or purchasers (or during the last year of the Term, to prospective tenants), to post notices of non-responsibility, and/or to repair the Premises or to alter, improve or repair any other portion of the Building or Project, all without being deemed guilty of or liable for any breach of Landlord’s covenant of quiet enjoyment or any eviction of Tenant, and without abatement of rent; provided Landlord complies with its obligations hereunder. In exercising such entry rights, Landlord shall not unreasonably interfere with the normal operation of Tenant’s business or Tenant’s access to the Premises and shall comply with Tenant’s reasonable security and safety measures, and shall provide Tenant with reasonable advance notice of such entry of not less than one (1) business day (except in emergency situations). For each of the foregoing purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes and designated secure or confidential areas, and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or grounds for any abatement or reduction of rent or termination of the Lease and Landlord shall not have any liability to Tenant for any damages or losses on account of any such entry by Landlord except, subject to the provisions of Section 22.1, to the extent of Landlord’s negligence or willful misconduct.

16. Utilities and Services.

16.1 Standard Utilities and Services. As long as this Lease remains in full force and effect, and subject to the terms and conditions of this Lease, and the obligations of Tenant as set forth herein below, Landlord shall furnish or cause to be furnished to the Premises the following utilities and services (“Building Services”):

(a) Access to the Premises by Tenant, twenty-four (24) hours per day, seven days per week.

(b) Landlord may provide, but is not obligated to provide, security service or protection in the Project (but not for the interior of the Building), in any manner deemed reasonable by Landlord, from the Commencement Date throughout the Term, so long as the foregoing does not interfere with Tenant’s security protocols and procedures.

16.2 Utilities and Janitorial. Landlord shall have no obligation to provide any utilities or services to the Premises other than the Building Services as provided above. Tenant shall be responsible to contract with and obtain directly from the utility provide, at its sole cost and expense, for any electricity, water and gas to the Premises which utilities are separately metered to the Premises or in the case of water, the Building Common Areas as well. In no event shall Tenant’s use of electric current ever exceed the capacity of the feeders to the Building or the risers or wiring installation of the Building, unless Tenant elects to increase that capacity. Landlord agrees to reasonably cooperate, at no cost to Landlord, with any Tenant election to increase the electrical service to the Building. Tenant shall obtain, at its sole cost and expense, its own janitorial and trash removal services for the Premises. Sewer s covered in the Real Property Taxes to be paid by Tenant as part of Expenses.

16.3 Utility Rationing. Tenant acknowledges that the Premises and/or the Building may become subject to the rationing of utility services or restrictions on utility use as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof. Tenant acknowledges and agrees that its tenancy and occupancy hereunder shall be subject to such rationing or restrictions as may be imposed upon Landlord, Tenant, the Premises and/or the Building by such entities, and, except as otherwise provided herein, Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions. Tenant agrees to comply with reasonable energy conservation programs implemented by reason of rationing, restrictions or Laws by any applicable governmental agency.

16.4 Intentionally deleted.

16.5 Failure to Provide Utilities. Tenant shall not be entitled to any abatement or reduction of Rent, no eviction of Tenant shall result, and Tenant shall not be relieved from the performance of any other covenant or agreement in this Lease. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services. Notwithstanding anything to the contrary in this Lease, in the event that an interruption in utility services that Landlord is required to provide, if any, (“Interruption”) is due to the active negligent acts or omissions (where there is a duty to act) of Landlord or its employees, agents, representatives, contractors, licensees or invitees (“Agents”), such that it renders the whole or any material portion of the Premises untenantable for the purposes intended hereunder then after a period of five (5) consecutive business days after receipt by Landlord of written notice of such untenantability from Tenant, the Monthly Basic Rent shall abate (as to the proportion that the square footage of the Premises untenantable for the purposes intended hereunder as a result of an Interruption bears to the total square footage of the Premises) starting on the sixth (6th) business day until the date that such Interruption is remedied. In no event shall Tenant be entitled to abatement if the Interruption is caused in whole or in part by Tenant or Tenant’s Agents. Tenant agrees that the rental abatement described in this Section shall be Tenant’s sole remedy in the event of an Interruption. Notwithstanding anything to the contrary, Tenant shall waive and release Landlord from and against, all claims of rental abatement as provided above to the extent actually covered by Tenant’s business interruption insurance. Tenant shall have the exclusive right to select, and to change, the companies providing such services to the Building or Premises (provided, however, any such service contract or agreement which extends beyond the Term must be cancellable upon (a) thirty (30) days’ notice without payment of a termination fee or (b) the sale of the Premises).

17. Indemnification and Exculpation.

17.1 Tenant’s Assumption of Risk and Waiver. Subject to the terms of Section 22 and unless caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, or a violation of Landlord’s obligations or representations under this Lease, Landlord shall not be liable to Tenant or any Tenant Parties for: (i) any damage to property of Tenant, or of others, located in, on or about the Premises, nor for (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, or (iv) any such damage caused by occupants of adjacent property, or the public, or caused by operations in construction of any private, public or quasi-public work. Landlord shall in no event be liable to Tenant for any consequential damages or for loss of revenue or income and Tenant waives any and all claims for any such damages. Notwithstanding anything to the contrary contained in this Section 17.1, all property of Tenant, its agents, employees and invitees kept or stored on the Premises, whether leased or owned by any such parties, shall be so kept or stored at the sole risk of Tenant.

17.2 Tenant’s Indemnification of Landlord. Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors or a violation of Landlord’s obligations or representations under this Lease, Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and Landlord Indemnified Parties harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including attorneys’ fees and court costs (collectively, “Indemnified Claims”), arising or resulting from (a) any occurrence at the Premises, (b) any act or omission of Tenant or any of Tenant Parties; (c) the use of the Premises and Common Areas and conduct of Tenant’s business by Tenant or any Tenant Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any Tenant Parties, in or about the Premises, the Building or elsewhere in the Project; and/or (d) any default by Tenant of any obligations on Tenant’s part to be performed under the terms of this Lease. The foregoing indemnification shall include, but not be limited to, any injury to, or death of, any person, or any loss of, or damage to, any property on the Premises, or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy thereof, arising therefrom whether or not Landlord or its mortgagee has or should have knowledge or notice of the defect or conditions causing or contributing to such injury, death, loss or damage. In case any action or proceeding is brought against Landlord or any Landlord Indemnified Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel reasonably acceptable to Landlord.

17.3 Survival; No Release of Insurers. The indemnification obligations under Section 17.2 shall survive the expiration or earlier termination of this Lease. Tenant’s covenants, agreements and indemnification in Sections 17.1 and 17.2 above are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

18. Damage or Destruction.

18.1 Landlord’s Rights and Obligations. In the event the Premises or any part of the Building is damaged by fire or other casualty to an extent not exceeding twenty-five percent (25%) of the full replacement cost thereof, and Landlord’s contractor estimates in a writing delivered to the parties that the damage thereto is such that the Building and/or Premises may be repaired, reconstructed or restored to substantially its condition immediately prior to such damage within two hundred forty (240) days from the date of such casualty, and Landlord will receive insurance proceeds (other than deductibles under Landlord’s policies and uninsured amounts or claims adjustments that create a shortfall of not more than five percent (5%) of the replacement value of the Building) sufficient to cover the costs of such repairs, reconstruction and restoration (including proceeds from Tenant and/or Tenant’s insurance which Tenant is required to deliver to Landlord pursuant to Section 18.2 below and deductible as capped in Section 4.6, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect. If, however, the Premises or any other part of the Building is damaged to an extent exceeding twenty-five percent (25%) of the full replacement cost thereof, or Landlord’s contractor estimates that such work of repair, reconstruction and restoration will require longer than two hundred forty (240) days to complete, or Landlord will not receive insurance proceeds (and/or proceeds from Tenant, as applicable) sufficient to cover the costs of such repairs, reconstruction and restoration (other than deductibles under Landlord’s policies and uninsured amounts or claims adjustments that create a shortfall of not more than five percent (5%) of the replacement value of the Building), then Landlord may elect to either:

(a) repair, reconstruct and restore the portion of the Building and Premises damaged by such casualty (including the Tenant Improvements and, to the extent of insurance proceeds received from Tenant or required to be maintained by Landlord, Tenant Changes), in which case this Lease shall continue in full force and effect; or

(b) terminate this Lease effective as of the date which is thirty (30) days after Tenant’s receipt of Landlord’s election to so terminate.

Under any of the conditions of this Section 18.1, Landlord shall give written notice to Tenant of its intention to repair or terminate within fifteen (15) days after Landlord’s receipt of the estimate from Landlord’s contractor. Notwithstanding anything to the contrary in this Article 18, Landlord shall not have the right to terminate this Lease if the damage to the Building is due to a risk required that would typically covered by a Causes of Loss-Special Form policy of real property insurance.

18.2 Tenant’s Costs and Insurance Proceeds. In the event of any damage or destruction of all or any part of the Premises, Tenant shall promptly: (a) notify Landlord thereof; and (b) if Tenant elects to have Landlord repair damage to any Tenant Changes (including the Tenant Improvements) and this Lease is not terminated, deliver to Landlord sufficient insurance proceeds received by Tenant with respect to the Tenant Changes in the Premises (excluding proceeds for Tenant’s furniture, trade fixtures, equipment and other personal property). If, for any reason (including Tenant’s failure to obtain insurance for the full replacement cost of any Tenant Changes which Tenant is required to insure pursuant to Sections 12.1(c) and/or 20.1(a) hereof), Tenant fails to receive insurance proceeds covering the full replacement cost of such Tenant Changes which are damaged, Tenant shall be deemed to have self-insured the replacement cost of such Tenant Changes. If this Lease terminates due to a casualty, all insurance proceeds with respect to alterations and improvements paid for by Tenant shall be payable to Tenant.

18.3 Abatement of Rent. In the event that as a result of any such damage, repair, reconstruction and/or restoration of the Premises or the Building, Tenant is unable to use the Premises or any portion thereof, as intended, then the Rent shall be equitably abated or reduced, as the case may be, during the period that Tenant’s use of the Premises is diminished as prorated to the extent that Tenant’s use of the Premises is diminished. Except for abatement of Rent as provided hereinabove, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration.

18.4 Inability to Complete. Provided Tenant is not in default hereunder and that the damage was not caused by an act or omission of Tenant or a Tenant Party, in the event Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the Building or Premises pursuant to Section 18.1 above, but reasonably expects to complete such repair, reconstruction and/or restoration to take more than two -hundred forty (240) days from the date of the casualty (or such repair actually takes longer than such period), Landlord shall provide Tenant with notice thereof, and then Tenant may elect to terminate this Lease upon thirty (30) days prior written notice to Landlord, provided that such termination notice is delivered within ten (10) days of Landlord’s delivery of the notice of restoration timing to Tenant or ten (10) days after the expiration of such 240 day period, as applicable.

18.5 Damage Near End of Term. In addition to the termination rights in Sections 18.1 and 18.4 above, both Landlord and Tenant shall have the right to terminate this Lease if any damage to the Building or Premises occurs during the last twelve (12) months of the Term of this Lease and Landlord’s contractor estimates in a writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed by the scheduled Expiration Date of the Term, provided, that, Landlord’s election to terminate this Lease pursuant to this Section 18.5 shall be deemed withdrawn and Landlord shall be required to perform such repairs, restoration or reconstruction, if, after receipt of Landlord’s notice to termination, Tenant elects to exercise any option to extend the Term of the Lease under Section 2.2, above.

18.6 Waiver of Termination Right. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Sections 1932(2) and 1933(4) (and any successor statutes thereof permitting the parties to terminate this Lease as a result of any damage or destruction).

19. Eminent Domain.

19.1 Substantial Taking. Subject to the provisions of Section 19.4 below, in case the whole of the Premises, or such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, either party shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority by notice served upon the other within thirty (30) days of the actual physical taking.

19.2 Partial Taking; Abatement of Rent. In the event of a taking of a portion of the Premises which does not substantially interfere with the conduct of Tenant’s business, then, except as otherwise provided in the immediately following sentence, neither party shall have the right to terminate this Lease and Landlord shall thereafter proceed to make a functional unit of the remaining portion of the Premises, and Monthly Basic Rent shall be abated with respect to the part of the Premises which Tenant shall be so deprived on account of such taking. Notwithstanding the immediately preceding sentence to the contrary, if more than fifty percent (50%) of the Building (whether or not such taking substantially interferes with Tenant’s use of the Premises), Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant.

19.3 Condemnation Award. Subject to the provisions of Section 19.4 below, in connection with any taking of the Premises or Building, except with respect to that portion of any award allocable to Tenant Changes or other alterations or improvements paid by Tenant that are above the value of those Tenant Changes needed to have the Premises valued as a part office and high tech manufacturing facility as described in Section 2.2 (e). Landlord shall be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant, it being expressly understood and agreed by Tenant that no portion of any such award shall be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value shall be the sole property of Landlord. If any portion of the Premises is taken, Tenant shall also have the right to recover from the condemning authority (but not from Landlord) any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant’s furniture, fixtures, equipment and other personal property within the Premises, for Tenant’s relocation expenses, and other damage to Tenant’s business by reason of such taking.

19.4 Temporary Taking. In the event of a taking of the Premises or any part thereof for temporary use, (a) this Lease shall be and remain unaffected thereby and Rent shall not abate, and (b) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term. For purpose of this Section 19.4, a temporary taking shall be defined as a taking for a period of ninety (90) days or less.

19.5 Waiver of Termination Right. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of a taking. Accordingly, the parties waive the provisions of the California Code of Civil Procedure Section 1265.130, and any successor or similar statutes permitting the parties to terminate this Lease as a result of a taking.

20. Tenant’s Insurance.

20.1 Types of Insurance. On or before the earlier of the Commencement Date or the date Tenant commences or causes to be commenced any work of any type in or on the Premises pursuant to this Lease, and continuing during the entire Term, Tenant shall obtain and keep in full force and effect, the following insurance:

(a) Special Form (formerly known as All Risk) insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, and malicious mischief upon property of every description and kind owned by Tenant and located in the Premises or Building, or for which Tenant is legally liable or which is installed by or on behalf of Tenant including, without limitation, furniture, equipment and any other personal property, and any Tenant Changes, in an amount not less than the full replacement cost thereof.

(b) Commercial general liability insurance coverage on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, contractual liability (including Tenant’s indemnification obligations under this Lease, including Section 17 hereof), and liquor liability (if Tenant serves alcohol on the Premises), with an initial combined single limit of liability of not less than Five Million Dollars ($5,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) in aggregate. This coverage may be obtained through a separate policy or in combination with another excess liability or umbrella policy.

(c) Worker’s compensation and employer’s liability insurance, in statutory amounts and limits, covering all persons employed in connection with any work done on or about the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises.

(d) Extra expense and business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss attributable to prevention of access to the Premises, Tenant’s parking areas or to the Building as a result of such perils commonly insured against by reasonably prudent tenants for a period of at least twelve (12) months.

20.2 Requirements. Each policy required to be obtained by Tenant hereunder shall: (a) be issued by insurers which are authorized to do business in the state in which the Building is located and rated not less than financial class VII, and not less than policyholder rating A- in the most recent version of Best’s Key Rating Guide; (b) name Tenant as named insured thereunder and, with respect to liability insurance only, shall name Landlord and, at Landlord’s request, such other persons or entities of which Tenant has been informed in writing, as additional insureds there under, all as their respective interests may appear; (c) specifically provide that the insurance afforded by such policy for the benefit of Landlord and any other additional insureds shall be primary, and any insurance carried by Landlord or any other additional insureds shall be excess and non-contributing; with respect to the coverage required under Section 20.1(a), contain an endorsement or other provision that the insurer waives its right to subrogation as described in Section 22 below or that Tenant’s waiver in Section 22.1 below does not invalidate such coverage; (d) to the extent commercially available without a material increase in costs, require the insurer to notify Landlord (and any other additional Insureds) in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancelation or other termination thereof ((provided, that, Tenant shall not be required to change or reject any insurance provide due to such insurer’s refusal to agree to the foregoing, instead, if such provision is not commercially obtainable from Tenant’s insurer, then Tenant covenants to send written notice to Landlord of any such event within the aforesaid prescribed time frame); (e) contain a cross liability or severability of interest endorsement; and (f) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. To the extent reasonably obtainable, each such policy shall also provide that any loss otherwise payable there under shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of the Premises for purposes more hazardous than permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by any mortgagee pursuant to any provision of the mortgage upon the happening of a default thereunder, or (iv) any change in title or ownership of the Premises. Tenant agrees to deliver to Landlord, as soon as practicable after the placing of the required insurance, but in no event later than the date Tenant is required to obtain such insurance as set forth in Section 20.1 above, certificates from the insurance company evidencing the existence of such insurance and Tenant’s compliance with the foregoing provisions of this Section 20. Tenant shall cause replacement policies or certificates to be delivered to Landlord prior to the expiration of any such policy or policies. If any such initial or replacement policies or certificates are not furnished within the time(s) specified herein, Landlord shall have the right, but not the obligation, to procure such policies and certificates at Tenant’s expense.

20.3 Effect on Insurance. Tenant shall not do or permit to be done anything which will invalidate any insurance policy maintained by Landlord or Tenant hereunder. If Tenant’s manner of use of or conduct of its business in or on the Premises results in any material increase in premiums for any insurance carried by Landlord with respect to the Building or the Project, Tenant shall pay such increase as Additional Rent upon demand. If any insurance coverage carried by Landlord with respect to the Building or the Project shall be canceled or reduced (or cancelation or reduction thereof shall be threatened) by reason of the manner of use of or conduct of its business on or in the Premises by Tenant or by anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy such condition within ten (10) business days after notice thereof, Tenant shall be deemed to be in default under this Lease, without the benefit of any additional notice or cure period specified in Section 23.1 below, and Landlord shall have all remedies provided in this Lease, at law or in equity, including, without limitation, the right (but not the obligation) to enter upon the Premises and attempt to remedy such condition at Tenant’s cost.

20.4 Landlord’s Insurance. Landlord shall obtain and keep in full force and effect, Special Form (formerly known as All Risk) insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, and malicious mischief upon the Building, excluding Tenant’s property required to be insured by Tenant pursuant to Section 20.1(a) above, in an amount not less than the full replacement cost thereof.

21. [Intentionally omitted.]

22. Waiver of Claims; Waiver of Subrogation.

22.1 Mutual Waiver of Parties. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant hereby waive their rights against each other and their respective agents, contractors, employees, tenants, subtenants, successors, assignees with respect to any claims or damages or losses to any property which are caused by or result from any risk is actually insured against, which is required to be insured against under this Lease, or which would normally be covered by all risk property insurance, without regard to the negligence or willful misconduct of the entity so released. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease. All of Landlord’s and Tenant’s repair covered or required to be covered by insurance, and indemnity obligations under this Lease shall be subject to the waiver contained in this paragraph, including by Tenant, any repairs necessary where Tenant’s vacating the Premises leads to Landlord’s loss of coverage for vandalism.

22.2 Waiver of Insurers. Each party shall cause each property insurance policy (other than the commercial general liability insurance) obtained by it to provide that the insurer waives all rights of recovery by way of subrogation against either Landlord or Tenant, as the case may be (or agrees that the coverage under such policy shall not be invalidated by the waivers set forth in Section 22.1 above), in connection with any claims, losses and damages covered by such policy or which would have been covered by such property insurance policy had such party obtained and maintained the insurance policy it was required to obtain and maintain (whichever is greater).

23. Tenant’s Default and Landlord’s Remedies.

23.1 Tenant’s Default. The occurrence of any one or more of the following events shall constitute a default and breach under this Lease by Tenant (“Event of Default”):

(a) abandonment of the Premises by Tenant. Abandonment is herein defined as set forth in Section 1951.35 of the California Civil Code.

(b) the failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder, when such failure continues for five (5) days after written notice thereof from Landlord that such payment was not received when due;

(c) the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as otherwise specified in this Section 23.1, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that, if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion;

(d) (i) the making by Tenant of any general assignment for the benefit of creditors, (ii) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against the Tenant, the same is dismissed within sixty (60) days), (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where possession is not restored to Tenant within sixty (60) days, or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within sixty (60) days;

(e) intentionally deleted;

(f) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

(g) intentioanlly deleted;

(h) Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or be reduced or materially changed and not be replaced with insurance meeting the requirements in the Lease within ten (10) days after written notice of such cancelation, termination or reduction;

(i) Any failure by Tenant to execute and deliver such documents set forth in Sections 25 and 26 and such failure continues for three (3) business days after written notice thereof from Landlord; and

(j) Any failure by Tenant to discharge any lien or encumbrance placed on the Building or any part thereof in violation of this Lease within thirty (30) days after the date such lien or encumbrance is filed or recorded against the Building or any part thereof.

Any notice sent by Landlord to Tenant pursuant to this Section 23 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure, Section 1161.

23.2 Landlord’s Remedies; Termination. In the Event of Default, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(a) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(b) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result there from, including, but not limited to: reasonable attorneys’ fees; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises to the extent of damage beyond ordinary wear and tear; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Tenant Changes, Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove.

As used in Sections 23.2(a) and 23.2(b) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate set forth in Section 1.13 of the Summary. As used in Section 23.2(c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

23.3 Landlord’s Remedies; Re-Entry Rights. In the Event of Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of pursuant to Section 12.4 or any other procedures to the extent permitted by applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 23.3, and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

23.4 Landlord’s Remedies; Continuation of Lease. In the Event of Default, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Premises. The foregoing remedy shall also be available to Landlord pursuant to California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after an Event of Default and abandonment and recover rent as it becomes due), and any successor statute thereof in the event Tenant has abandoned the Premises. In the event Landlord elects to continue this Lease in full force and effect pursuant to this Section 23.4, then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due. Landlord’s election not to terminate this Lease pursuant to this Section 23.4 or pursuant to any other provision of this Lease, at law or in equity, shall not preclude Landlord from subsequently electing to terminate this Lease or pursuing any of its other remedies.

23.5 Landlord’s Right to Perform. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of Rent. Except for the payment of Rent hereunder, if Tenant shall fail to perform any obligations to be performed by Tenant hereunder within the applicable cure period after Tenant’s receipt of written notice thereof from Landlord, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within ten (10) days after demand therefore as Additional Rent.

23.6 Interest. If any monthly installment of Rent payable by Tenant hereunder is not received by Landlord by the date when due, it shall bear interest at the Interest Rate set forth in Section 1.13 of the Summary from the date due until paid. All interest, and any late charges imposed pursuant to Section 23.7 below, shall be considered Additional Rent due from Tenant to Landlord under the terms of this Lease.

23.7 Late Charges. Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any Monthly Basic Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed of trust or related loan documents encumbering the Premises, the Building or the Project. Accordingly, if any monthly installment of Monthly Basic Rent or Expenses or any other amount payable by Tenant hereunder is not received by Landlord by the due date thereof, Tenant shall pay to Landlord an additional sum of six percent (6%) of the overdue amount as a late charge, provided, however, no such late charge shall be payable for the first such instance in any twelve (12) month period unless such failure to pay continues for more than three (3) business days after written notice thereof. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

23.8 Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Section 23 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Section 23 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

23.9 Costs Upon Default. Tenant shall pay to Landlord as Additional Rent all the expenses incurred by Landlord in connection with any default by Tenant hereunder that is not cured within the applicable notice and cure period or the exercise of any remedy by reason of any default by Tenant hereunder that is not cured within the applicable notice and cure period, including reasonable attorneys’ fees and expenses.

24. Landlord’s Default. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion (such failure, a “Landlord Default”). Upon any such uncured default by Landlord, Tenant may exercise any of its rights provided at law or in equity; provided, however: (a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under the Lease; (b) Tenant shall have no right to terminate this Lease; (c) Tenant’s rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant’s rights or remedies, including the limitation on Landlord’s liability contained in Section 31 hereof; and (d) in no event shall Landlord be liable for consequential damages.

25. Subordination.

25.1 This Lease, at Landlord’s option, shall be subordinate to the lien of any ground lease, mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Building or Site and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant’s interest under this Lease and right to quiet possession of the Premises shall not be disturbed if Tenant is not in default beyond any applicable notice and cure period, unless this Lease is otherwise terminated pursuant to its terms. If any mortgagee, trustee or ground lessor shall elect to have this Lease and any options granted hereby prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease and such option(s) shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease or such options are dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof.

Not later than thirty (30) days after the Effective Date, Landlord shall deliver from any lenders or ground lessors of the Premises a written agreement in form reasonably satisfactory to Tenant providing for recognition of Tenant’s interests under this Lease in the event of a foreclosure of the lender’s security interest or termination of the ground lease. Further, notwithstanding the foregoing, the subordination of this Lease to a ground lease or instrument of security shall be conditioned upon Tenant’s receipt from any such ground lessors or lenders of such a recognition agreement.

25.2 Tenant agrees to execute any commercially reasonable documents required to effectuate an attornment, a subordination, or to make this Lease granted herein prior to the lien of any mortgage, deed of trust or ground lease, as the case may be within ten (10) business days after written demand.

26. Estoppel Certificate.

26.1 Tenant’s Obligations. Within ten (10) business days following Landlord’s written request, Tenant shall execute and deliver to Landlord an estoppel certificate provided by Landlord certifying: (a) the Commencement Date of this Lease; (b) that this Lease is unmodified and in full force and effect (or, if modified, that this Lease is in full force and effect as modified, and stating the date and nature of such modifications); (c) the date to which the Rent and other sums payable under this Lease have been paid; (d) that there are not, to Tenant’s current actual knowledge, any defaults under this Lease by either Landlord or Tenant, except as specified in such certificate; and (e) such other factual matters as are reasonably requested by Landlord. Any such estoppel certificate delivered pursuant to this Section 26.1 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Site, as well as their assignees.

26.2 Landlord’s Obligations. Within ten (10) business days following Tenant’s written request, Landlord shall execute and deliver to Tenant an estoppel certificate provided by Tenant certifying: (a) the Commencement Date of this Lease; (b) that this Lease is unmodified and in full force and effect (or, if modified, that this Lease is in full force and effect as modified, and stating the date and nature of such modifications); (c) the date to which the Rent and other sums payable under this Lease have been received by Landlord; (d) that there are not, to Landlord’s current actual knowledge, any defaults under this Lease by either Landlord or Tenant, except as specified in such certificate; and (e) such other factual matters as are reasonably requested by Tenant.

27. Intentionally deleted.

28. Modification and Cure Rights of Landlord’s Mortgagees and Lessors.

28.1 Modifications. If, in connection with Landlord’s obtaining or entering into any financing or ground lease for any portion of the Building or Site, the lender or ground lessor shall request modifications to this Lease, Tenant shall, within ten (10) days after request therefore, execute an amendment to this Lease including such modifications, provided such modifications are reasonable, do not increase the obligations of Tenant hereunder, modify the Term or Rent payable hereunder, or adversely affect the leasehold estate created hereby or Tenant’s rights hereunder.

28.2 Cure Rights. In the event of any default on the part of Landlord for which Tenant gives Landlord written notice, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee covering the Premises or ground lessor of Landlord whose address shall have been furnished to Tenant, and shall offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default and the same period of time to cure such default as Landlord.

29. Quiet Use and Enjoyment. Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet use and enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, subject to the covenants and conditions set forth in this Lease and to the rights of any superior lessors, beneficiaries, and mortgagees.

30. Transfer of Landlord’s Interest. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of, the Site. In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only) and the written assumption of this Lease by such transferee, the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease accruing after the date of such transfer or conveyance provided Landlord provides Tenant notice of any such transfer. Landlord and Landlord’s transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and interest in the Site, the Building, the Premises and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

31. Limitation on Landlord’s Liability. Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers, members or shareholders of Landlord or Landlord’s members or partners, and Tenant shall not seek recourse against the individual partners, directors, officers, members or shareholders of Landlord or against Landlord’s members or partners or any other persons or entities having any interest in Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, and Tenant’s and its successors’ and assigns’ sole and exclusive remedy shall be against, Landlord’s interest in the Building and the Site (together with all sales, insurance, condemnation, rent and other proceeds therefrom), and no other assets of Landlord. Notwithstanding any contrary provision herein, neither Landlord nor the individual partners, directors, officers, members or shareholders of Landlord nor Landlord’s members or partners or any other persons or entities having any interest in Landlord, shall be liable under any circumstances for injury or damage to, or interference with Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

32. Miscellaneous.

32.1 Governing Law. This Lease shall be construed and interpreted in accordance with the laws of the State of California. The parties acknowledge and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Lease, including the Exhibits and any addenda attached hereto. All captions in this Lease are for reference only and shall not be used in the interpretation of this Lease. Whenever required by the context of this Lease, the singular shall include the plural, the masculine shall include the feminine, and vice versa.

32.2 Successors and Assigns. Subject to the provisions of Section 30 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns; provided, however, no rights shall inure to the benefit of any Transferee of Tenant unless the Transfer to such Transferee is made in compliance with the provisions of Section 14, and no options or other rights which are expressly made personal to the original Tenant hereunder or in any rider attached hereto shall be assignable to or exercisable by anyone other than the original Tenant under this Lease.

32.3 No Merger. The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all or any existing subleases, or (b) operate as an assignment to Landlord of Tenant’s interest under any or all such subleases.

32.4 No Surrender. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord.

32.5 Professional Fees. If either Landlord or Tenant should bring suit against the other with respect to this Lease, including for unlawful detainer or any other relief against the other hereunder, then all reasonable costs and expenses incurred by the prevailing party therein (including, without limitation, its reasonable appraisers’, accountants’, attorneys’ and other professional fees and court costs), shall be paid by the other party.

32.6 Waiver. The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant and condition herein contained, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of any party to insist upon the performance by the other in strict accordance with said terms. No waiver of any default of either party hereunder shall be implied from any acceptance by Landlord or delivery by Tenant (as the case may be) of any rent or other payments due hereunder or any omission by the non-defaulting party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

32.7 Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

32.8 Time. Time is of the essence with respect to performance of every provision of this Lease in which time or performance is a factor. All references in this Lease to “days” shall mean calendar days unless specifically modified herein to be “business” days.

32.9 Prior Agreements. This Lease (and the Exhibits and Riders attached hereto) contain all of the covenants, provisions, agreements, conditions, understandings, representation and warranty between Landlord and Tenant concerning the Premises and any other matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein.

32.10 Amendments. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

32.11 Separability. The invalidity or unenforceability of any provision of this Lease (except for Tenant’s obligation to pay Monthly Basic Rent and Expenses) shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by law.

32.12 Recording. Tenant shall not record this Lease nor shall Tenant record a short form memorandum of this Lease.

32.13 Exhibits. All exhibits attached to this Lease are hereby incorporated in this Lease as though set forth at length herein.

32.14 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any statute or at common law.

32.15 Financial Statements. Except in the event Tenant or its parent company is a publicly traded company on a national exchange, upon ten (10) business days prior written request from Landlord but not more than once in any 12-month period (unless requested as part of the sale of the Premises, to obtain financing, or any time Tenant is in default), Tenant shall deliver to Landlord (a) Tenant’s most current audited or certified financial statement, and (b) audited or certified financial statements of Tenant for the three (3) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer, member/manager or general partner of Tenant (if Tenant is a corporation, limited liability company or partnership, respectively). Landlord shall keep confidential any financial statements of Tenant disclosed by Tenant to Landlord pursuant to this Section 32.15 (other than information which is a matter of public knowledge or may be obtained from sources readily available to the public), so long as Tenant clearly identifies such information in writing as “confidential” at the time of such disclosure. However, such financial information may be disclosed (i) to the directors, officers, partners, members, legal counsel, real estate brokers, and accountants of Landlord, to the extent Landlord deems it necessary or appropriate in connection with this Lease, (ii) to a potential purchaser of the Premises, Building and/or Project, (iii) to potential or existing sources of financing or to potential or existing holders of equity interests of such party (including any disclosures to lenders, investors, underwriters, and other appropriate persons in connection with the offering of equity or debt interests), and (iv) to the extent required by Law, court order, or in any litigation in connection with this Lease.

32.16 No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant by reason of this Lease.

32.17 Force Majeure. Except as otherwise set forth herein, in the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, acts of terror, fire, earthquake, pandemic or epidemic, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section shall not apply to nor operate to excuse Tenant from the payment of Rent or any other payments strictly in accordance with the terms of this Lease.

32.18 Counterparts. This Lease may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. This Lease may be executed by a party’s signature via DocuSign or by electronic mail in pdf format (“pdf”), and execution of this Lease by DocuSign or copies of this Lease executed and delivered by means of pdf signatures shall have the same force and effect as executed and delivered with original signatures. All parties hereto may rely upon DocuSign or pdf signatures as if such signatures were originals. Any party executing and delivering this Lease by pdf shall promptly thereafter deliver a counterpart of this Lease containing said party’s original signature. All parties hereto agree that a DocuSign or pdf signature page may be introduced into evidence in any proceeding arising out of or related to this Lease as if it were an original signature page.

32.19 Intentionally deleted.

32.20 Intentionally deleted.

32.21 Certified Access Specialist Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that, to Landlord’s actual knowledge, the Premises have not undergone inspection by a CASp. California Civil Code Section 1938 states:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

Notwithstanding anything to the contrary in this Lease, Landlord and Tenant hereby agree that, during the term of this Lease, as the same may be extended, Tenant shall be responsible for the payment of the fee for any CASp inspection that Tenant desires, and (ii) making, at Tenant’s cost, any repairs necessary to correct violations of construction identified in such CASp inspection provided that such repairs shall be in accordance with the terms of the Lease. Tenant hereby agrees that: any CASp inspecting the Premises shall be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; Tenant shall promptly deliver to Landlord any CASp report regarding the Premises obtained by Tenant. Tenant shall have no right to cancel or terminate the Lease due to violations of construction-related accessibility standards within the Premises identified in a CASp report obtained during the Term of the Lease.

33. Lease Execution.

33.1 Tenant’s Authority. If Tenant executes this Lease as a partnership, corporation or limited liability company, then Tenant represents and warrants that: (a) Tenant is a duly organized and existing partnership, corporation or limited liability company, as the case may be, and is qualified to do business in the state in which the Building is located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on Tenant’s behalf in accordance with the Tenant’s partnership agreement (if Tenant is a partnership), or a duly adopted resolution of Tenant’s board of directors and the Tenant’s by-laws (if Tenant is a corporation) or with Tenant’s operating agreement (if Tenant is a limited liability company); and (c) this Lease is binding upon Tenant in accordance with its terms.

33.2 Joint and Several Liability. If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

33.3 [Intentionally Omitted.]

33.4 No Option. The submission of this Lease for examination or execution by Tenant does not constitute a reservation of or option for the Premises and this Lease shall not become effective as a Lease until it has been executed by both Tenant and Landlord and delivered to Tenant fully executed.

33.5 Roof Access. Tenant shall be permitted, subject to approval by all applicable governmental authorities, to install, maintain and service equipment desired for Tenant’s operations (including but not limited to equipment such as chillers, boilers, and cooling towers, serving the clean room, dry room, and labs) on the roof of the Building (collectively, the “Rooftop Equipment”), the size, weight and location of which shall be subject to Landlord’s prior written approval not to be unreasonably withheld, conditioned or delayed, and pursuant to plans to be approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), at Tenant’s sole cost and expense. Tenant shall be responsible for the operation, repair and maintenance of the Rooftop Equipment during the Term, at Tenant’s sole cost and expense.

34. Intentionally deleted.

35. Security.

35.1 Tenant acknowledges and agrees that, while Landlord may in its sole and absolute discretion engage security personnel to patrol the Project, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises or the Building.

36. No Setoff. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent, and Tenant shall not be entitled, except as otherwise provided herein, to any setoff, offset, abatement or deduction of Rent if Landlord fails to perform its obligations hereunder.

37. Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interest of the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Project.

38. Right of First Offer to Purchase. Landlord hereby grants to the Tenant a one-time right of first offer with respect to the sale by Landlord of the Option Property, defined below (the “First Offer Space”). This grant does not apply to the sale of any other portion of the Project. Any transfer to a related entity or for restructure purposes where the sale or restructure does not involve a transfer of the fee to a unrelated third party, or changes in the members of the Landlord shall not be a sale subject to this grant.

38.1 Procedure for Offer. Provided that Tenant is not in Default of this Lease beyond applicable notice and cure periods, if during the Term (i) Landlord intends or desires to sell the First Offer Space to an unrelated third party or the sale of all or substantially all of the membership interest in Landlord to an unrelated third party, or (ii) Landlord receives a purchase proposal from a third party in which Landlord is interested, then Landlord shall offer to sell to Tenant (the “First Offer Notice”). The First Offer Notice shall describe the terms upon which Landlord is willing to sell the Building to Tenant.

38.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the First Offer Space, then within seven (7) days after delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s election to exercise its right of first offer on the terms contained in the First Offer Notice. If Tenant does not notify Landlord within the seven (7) day period set forth above, Tenant’s right of first offer with respect to the purchase of the Building shall terminate and Landlord shall be free to sell the First Offer Space to a third party.

If Tenant elects to consummate the sale in accordance with this Section 38, then, within twenty (20) days after Tenant has delivered Tenant’s notice stating that Tenant elects to consummate the sale, Landlord and Tenant shall execute a purchase and sale agreement mutually acceptable to Landlord and Tenant which shall incorporate the terms and conditions of the First Offer Notice. If despite commercially reasonable, good-faith efforts, Landlord and Tenant fail to execute a purchase and sale agreement within such twenty (20) day period, then Tenant shall be deemed to have declined to consummate the sale and, thereafter, Landlord shall be free to sell the First Offer Space to any other party(ies) without any further obligation to Tenant under this Section 38, but otherwise subject to the terms and conditions of this Lease, including, without limitation, Section 39 below.

39. Purchase Option.

39.1 Tenant’s Purchase Option. For and in consideration of the terms, covenants and conditions of this Lease (the sufficiency of which is hereby acknowledged), Landlord hereby grants to Tenant the option (the “Purchase Option”) to purchase the Option Property (defined below) during the Purchase Option Term (defined below) subject to the terms and conditions of this Section 39. In the event that Tenant exercises the Purchase Option, then Tenant shall have the exclusive right to purchase the Option Property pursuant to the terms and conditions of this Section 39 and Landlord shall sell to Tenant and Tenant shall purchase from Landlord the Option Property on the terms and conditions of this Section 39.

39.2 Purchase Price. The purchase price of the Option Property is [***] (the “Purchase Price”).

39.3 Purchase Option Term. The term of this Purchase Option shall commence on the Effective Date and shall continue until the date which is twelve (12) months following the Effective Date (the “Purchase Option Term”).

39.4 Exercise of Purchase Option. Tenant may elect to exercise its Purchase Option by giving Landlord written notice of such election (an “Election Notice”) on or before the expiration of the Purchase Option Term, which notice shall specify the date for closing of the purchase and sale of the Option Property and the consummation of the other transactions contemplated by this Section 39 (the “Close of Escrow”), which may not be more than 60 days after the Election Notice (the “Scheduled Closing Date”). Notwithstanding the foregoing, Tenant’s exercise of the Purchase Option shall be conditioned upon the satisfaction the following:

39.4.1 1031 Exchange Rules. As of the date of Tenant’s Election Notice and the date of Close of Escrow, there shall have been no change in the rules and regulations governing a so-called like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended as of the Effective Date (a “1031 Exchange”), that would materially reduce the legal right of the Landlord to engage in a 1031 Exchange in a manner that would defer payment of federal capital gains taxes on all or substantially all of the proceeds of the sale of the Option Property through a 1031 Exchange.

39.4.2 Concurrent Exercise. Concurrently with Tenant’s delivery of its Election Notice as to the Option Property, Tenant must exercise its option to purchase the Other Buildings pursuant to the Other Lease. The Scheduled Closing Date will be the same as for the Other Buildings.

39.5 Additional Terms of Purchase. If Tenant elects its Purchase Option hereunder, then the following additional terms and conditions will apply to such purchase:

39.5.1 Transfer of Title. Landlord shall convey to Tenant at Close of Escrow, by a grant deed (“Deed”), fee simple title to the Option Property, free and clear of any taxes, assessments, liens, encumbrances or other exceptions to title, other than such matters as may exist as of the Effective Date of this Lease and taxes that are not yet delinquent (the “Permitted Exceptions”); provided, however, that Landlord shall remove, as of the close of escrow, all liens evidencing any deed of trust (and related documents) securing financing, all mechanics liens and all judgement liens (except to the extent caused by Tenant) and no such liens shall be deemed to be Permitted Exceptions. Tenant’s obligation to purchase the Option Property shall be conditioned upon its obtaining at Close of Escrow an ALTA extended coverage owner’s policy of title insurance, without survey exception, naming Tenant as the insured in the amount of the Purchase Price, showing fee title to the Option Property vested in Tenant, subject only to the Permitted Exceptions (the “Title Policy”). If the Tenant is unable to obtain such a Title Policy, Tenant may elect to pursue any or all of the following courses: (a) to accept the policy that can be obtained and close the purchase of the Option Property, (b) to delay the Scheduled Closing Date to allow Landlord to remove any exception which is not a Permitted Exception, in which case Landlord shall use commercially reasonable efforts to remove (or cause the Title Company to insure over) such exception prior to the extended Scheduled Closing Date or (c) to rescind Tenant’s exercise of its Purchase Option.

39.5.2 Escrow. The sale and purchase of the Option Property shall be consummated through an escrow established with Chicago Title (the “Escrow Holder”). Close of Escrow shall occur on the Scheduled Closing Date. Prior to the scheduled closing date, Landlord and Tenant shall execute and deliver to Escrow Holder all escrow instructions, deeds, assignments, and other documents as may be necessary close the purchase and sale.

39.5.3 Due Diligence. Tenant shall have access to inspect the Buildings and Option Property during the Purchase Option Term and to perform any normal due diligence inspections. Landlord shall provide Tenant with such information and documentation regarding the Buildings as Tenant may reasonably request and as may be in Landlord’s possession or reasonable control

39.5.4 Prorations and Closing Costs. Tenant shall pay all Rent and perform all other obligations that accrue under this Lease prior to the Close of Escrow; provided that all Rent shall be prorated between Landlord and Tenant as of the Close of Escrow, with Tenant being refunded any prepayments of such sums and Landlord receiving any unpaid amounts through the Close of Escrow. Any taxes, assessments, liens, encumbrances or other exceptions to title which are not Permitted Exceptions shall be paid by Landlord at the Close of Escrow. The cost of a current survey shall be paid by Tenant. Landlord shall pay the cost of a CLTA standard form of title insurance policy issued to Tenant and all State and local transfer taxes. All other closing cost shall be paid by Landlord and Tenant in accordance with the custom of the county where the Option Property is located.

39.5.5 Risk of Loss. Risk of loss of the Option Property shall remain with Landlord, subject to the terms of this Lease, until Close of Escrow, notwithstanding possession of the Premises by Tenant under the terms of this Lease.

39.5.6 Default. In the event the sale of the Option Property is not consummated because of a default on the part of Landlord, then Tenant, at its sole discretion, may either (1) terminate its exercise of the Purchase Option, by delivery of notice of termination to Landlord, or (2) sue for specific performance and for any damages allowed in connection with such proceedings. In the event the sale of the Option Property is not consummated because of a default on the part of Tenant, then such default shall not constitute a default under this Lease and Landlord’s sole remedy shall be to terminate Tenant’s election of the Purchase Option, in which event Tenant shall have no further rights under this Section 39 (even if the Purchase Option Term has not expired).

39.6 Further Assurances. Each party, whenever and as often as shall be requested by the other party or the Escrow Holder, shall perform or cause to be performed, all reasonable acts, and execute, acknowledge and deliver, or cause to be executed acknowledged and delivered, all reasonable instruments and documents, as may be reasonably required to carry out the intent and purpose of this Article. Upon Tenant’s request, Landlord and Tenant shall enter into a purchase and sale agreement in commercially reasonable form prepared by Tenant.

39.7 Termination of Lease. At the Close of Escrow, this Lease will not merge into the deed. Rather, this Lease will terminate, except for those provisions which by their terms survive the termination of this Lease, unless Tenant elects to continue this Lease, in its sole discretion.

39.8 Binding on Successors; Assignment. The provisions of this Section 39 shall be binding upon Landlord, any transferee of the Option Property and their successors, heirs, administrators and assigns. Tenant shall not have the right to assign this Purchase Option without Landlord’s prior written consent in its sole discretion; provided, however, that Tenant may assign this Purchase Option without Landlord’s consent (i) in connection with a Permitted Transfer of the Lease or (ii) to a parent, affiliate or subsidiary of Tenant. In addition, if Tenant exercises its Purchase Option, Tenant shall have the right to designate an entity to take title to the Option Property so long as such entity is a wholly owned direct or indirect subsidiary of Tenant, Tenant’s direct or indirect parent or any Permitted Transferee of this Lease. Tenant shall have the right to record a Memorandum of Purchase Option against the Option Property in a form reasonably acceptable to Landlord and Landlord shall execute such Memorandum upon Tenant’s request.

39.10 Landlord’s Acceleration of Tenant’s Purchase Option. If, prior to the expiration of the Purchase Option Term, Landlord enters into a binding agreement to Sell the Option Property for a purchase price equal to or greater than the Purchase Price, then Landlord shall deliver written notice to Tenant thereof and Tenant shall have a period of ten (10) business days to exercise the Purchase Option by sending an Election Notice to Landlord. If Tenant does not, within such ten (10) business day period, exercise Tenant’s Purchase Option, then Landlord may Sell the Option Property to such third party designated in such written notice to Tenant for a purchase price not less than the Purchase Price and Tenant shall have no further options to purchase the Option Property pursuant to this Section 39 so long as Landlord conveys title to the Option Property within six (6) months after delivery to Tenant of such written notice. If Landlord has not conveyed title to the Option Property to such buyer within six (6) months after Landlord’s delivery to Tenant of such written notice or its agreement to sell the Option Property to such buyer is terminated, then Tenant’s Purchase Option and rights under this Section 39 shall be deemed to be reinstated and Purchase Option Term shall be extended for a period of six (6) months following such reinstatement.

39.11 Definitions. As used in this Section 39, the following definitions shall have the meanings as follows:

39.11.1. “Option Property” shall mean the following:

A. The parcel which comprises the 1750 Building located in the City of San Jose, County of Santa Clara, assessor parcel number 244-13-022, as more particularly described in attached Exhibit A-1 (the “Land”);

B. all of Landlord’s right, title and interest, if any, in and to all improvements and fixtures located on the Land, including, without limitation, the Building, all landscaping, utilities equipment and infrastructure, drainage improvements, dikes, berms and dams, but excluding any such items owned by public or private utilities (collectively, the “Improvements”);

C. all rights, privileges and easements appurtenant to the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, and sun rights relating to the Land and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and Improvements and all of Landlord’s right, title and interest, if any, in and to all roads and alleys adjoining or servicing the Land (collectively, the “Appurtenances”; the Land, Improvements and Appurtenances are referred to herein collectively as the “Real Property”); and

D. all of Landlord’s right, title and interest, if any, in and to any intangible personal property now or hereafter owned by Landlord and used in the ownership, use or operation of the Real Property, including, without limitation, all utility contracts or other agreements or rights relating to the ownership, use and operation of the Real Property, all reports, warranties, indemnities, permits, plans, insurance proceeds and condemnation awards and all other rights, benefits or approvals issued or available to Landlord by any federal, state or local municipal authorities relating to the development, use, maintenance, ownership or operation of the Real Property (collectively, the “Intangible Property”).

39.11.2 “Sell” shall mean to convey (a) all or substantially all of the direct ownership interests in Landlord (in one or more related transactions) or (b) fee ownership of the Option Property or enter into a ground or other senior lease of the Option Property.

40. Reasonable Expenditures. Any expenditure by a party permitted or required under this Lease, for which such party demands reimbursement from the other party, shall be limited to the fair market value of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:		TENANT:

MLC V SC - AUTOMATION, LLC, a California limited liability company		QUANTUMSCAPE BATTERY, INC., a Delaware corporation

By:	/s/ Roger Fields	By:	/s/ Kevin Hettrich
Name: Roger Fields		Name:	Kevin Hettrich
Its: Manager		Its:	CFO

EXHIBIT A

SITE PLAN

[See attached]

A-1

5

EXHIBIT A-1

OPTION PROPERTY

[See attached]

A-1

EXHIBIT A-1

OPTION PROPERTY

LEGAL DESCRIPTION

Real property in the City of San Jose, County of Santa Clara, State of California, described as follows:

PARCEL A:

PARCEL B AS SHOWN ON THAT CERTAIN MAP ENTITLED “PARCEL MAP BEING A SUBDIVISION OF PARCEL 1 AS SHOWN ON THAT CERTAIN PARCEL MAP FILED FOR RECORD ON DECEMBER 23, 1997 IN BOOK 698 OF MAPS AT PAGES 1 AND 2, SANTA CLARA COUNTY RECORDS” FILED FOR RECORD ON DECEMBER 6, 2013 IN BOOK 867, PAGES 1-7, SANTA CLARA COUNTY RECORDS.

PARCEL B:

AN EASEMENT FOR INGRESS AND EGRESS OVER THOSE PORTION OF PARCEL 2 DESIGNATED AND DELINEATED AS “C.O.E.-30’ RECIPROCAL-INGRESS, EGRESS-EASEMENT” ON THAT PARCEL MAP FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON DECEMBER 23, 1997 IN BOOK 698 OF MAPS, PAGES 1 AND 2.

PARCEL C:

AN EASEMENT FOR INGRESS AND EGRESS OVER THOSE PORTION OF PARCEL 3 DESIGNATED AND DELINEATED AS “C.O.E.-26’ RECIPROCAL-INGRESS, EGRESS-EASEMENT” ON THAT PARCEL MAP FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON DECEMBER 23, 1997 IN BOOK 698 OF MAPS, PAGES 1 AND 2.

PARCEL D:

EASEMENTS FOR PRIVATE SANITARY SEWERS (“P.S.S.E”), PRIVATE STORM DRAINAGE (“P.S.D.E.”), PRIVATE WATER LINES (“P.W.L.E.”), PRIVATE RECYCLED WATER (“P.R.W.E.”), PRIVATE UTILITIES (“PR.U.E.”), INGRESS AND EGRESS (“I.E.E.”), EMERGENCY ACCESS (“E.A.E.”), INGRESS AND EGRESS AND LIGHT AND AIR (“NO-BUILD EASEMENT”) OVER THAT PORTION OF PARCEL A, AS DESIGNATED ON THAT CERTAIN MAP ENTITLED “PARCEL MAP BEING A SUBDIVISION OF PARCEL 1 AS SHOWN ON THAT CERTAIN PARCEL MAP FILED FOR RECORD ON DECEMBER 23, 1997 IN BOOK 698 OF MAPS AT PAGES 1 AND 2, SANTA CLARA COUNTY RECORDS” FILED FOR RECORD ON DECEMBER 6, 2013 IN BOOK 867, PAGES 1-7, SANTA CLARA COUNTY RECORDS.

APN: 244-13-022

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EXHIBIT B

FLOOR PLAN OF THE PREMISES

[***]

B-1

EXHIBIT C

RULES AND REGULATIONS

1. The Premises shall not be used for lodging.

2. Landlord will furnish Tenant free of charge, with two (2) keys to each door lock in the Premises. Landlord may make a reasonable charge for any additional keys.

3. No curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with any window or the Building without the prior written consent of Landlord. In any event, with the prior written consent of Landlord, such items shall be installed on the office side of Landlord’s standard window covering and shall in no way be visible from the exterior of the Building.

4. Tenant shall see that the doors of the Premises are closed and locked and that all water faucets, water apparatus and utilities are shut off before Tenant or Tenant’s employees leave the Premises, so as to prevent waste or damage, and for any default or carelessness in this regard Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord.

5. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose agents, contractors, employees, subtenants, licensees, invitees or visitors shall have caused it.

6. Except with the prior written consent of Landlord, Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, tickets or any other goods or merchandise to the general public in or on the Premises, nor permit or allow its employees to operate a court reporting services business in or from the Premises for the service or accommodation of other occupants of the building.

7. Tenant shall not bring into or keep within the Building or within the Premises any animals (other than service animals) or birds. If the Premises become infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, contractors, employees, subtenants, licensees, invitees or visitors, Tenant shall at its sole cost and expense promptly cause the same to be exterminated from time to time to Landlord’s reasonable satisfaction, and Tenant shall employ such licensed exterminator as shall be reasonably approved in writing in advance by Landlord.

8. Tenant shall store all its trash and garbage within the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be made only through entryways provided for such purpose and at such times as Landlord shall reasonably designate.

C-1

9. Canvassing, peddling, soliciting, and distribution of handbills or any other written materials in or about the Building are prohibited, and Tenant shall cooperate to prevent the same.

10. These Rules and Regulations are in addition to and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease. In the event of any conflict between these Rules and Regulations and the Lease, the Lease shall control.

11. Subject to the terms and conditions of the Lease, Landlord reserves the right to make such other reasonable, non-discriminatory rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Common Areas.

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EXHIBIT D

LANDLORD/TENANT IMPROVEMENTS

[***]

D-1

EXHIBIT E

LETTER OF CREDIT

[See Attached]

L/C DRAFT LANGUAGE

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _____________

ISSUE DATE: ______________

ISSUING BANK:

SILICON VALLEY BANK

3003 TASMAN DRIVE

2ND FLOOR, MAIL SORT HF210

SANTA CLARA, CALIFORNIA 95054

BENEFICIARY:

MLC V SC – AUTOMATION, LLC

C/O PENINSULA LAND & CAPITAL

2390 EL CAMINO REAL, SUITE 210

PALO ALTO, CA 94306

ATTN: [***]

APPLICANT:

QUANTUMSCAPE BATTERY INC.

1730 TECHNOLOGY DRIVE

SAN JOSE, CA 95110

AMOUNT:                     US$2,765,518.76 (TWO MILLION SEVEN HUNDRED SIXTY-FIVE THOUSAND FIVE HUNDRED EIGHTEEN AND 76/100 U.S. DOLLARS)

EXPIRATION DATE:                     ONE YEAR FROM ISSUANCE

PLACE OF EXPIRATION:                                         ISSUING BANK’S COUNTERS AT ITS ABOVE ADDRESS

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF______ IN YOUR FAVOR AVAILABLE BY PAYMENT AGAINST YOUR PRESENTATION TO US OF THE FOLLOWING DOCUMENT:

BENEFICIARY’S SIGNED AND DATED STATEMENT STATING AS FOLLOWS:

“MONETARY OBLIGATIONS ARE OWED AND PAST DUE UNDER AND/OR AN EVENT OF DEFAULT HAS OCCURRED WITH RESPECT TO NON-MONETARY OBLIGATIONS, ALL UNDER THAT CERTAIN LEASE AGREEMENT BETWEEN APPLICANT, AS TENANT, AND BENEFICIARY, AS LANDLORD, AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED TO DATE. THE UNDERSIGNED HEREBY CERTIFIES THAT: (I) THE UNDERSIGNED IS AN AUTHORIZED REPRESENTATIVE OF LANDLORD; (II) LANDLORD IS THE BENEFICIARY OF LETTER OF CREDIT NO. SVBSF _______________ ISSUED BY SILICON VALLEY BANK; (III) LANDLORD HAS GIVEN WRITTEN NOTICE TO TENANT TO PAY THE AMOUNTS OWED AND/OR THE NOTICE OF THE EVENT OF DEFAULT FOR NON-MONETARY OBLIGATIONS PURSUANT TO THE TERMS OF THE LEASE; (IV) SUCH PAYMENTS HAVE NOT BEEN MADE UP TO THIS DATE OF DRAWING UNDER THE LETTER OF CREDIT; (V) LANDLORD IS AUTHORIZED TO DRAW DOWN ON THE LETTER OF CREDIT; AND (VI) LANDLORD WILL HOLD THE FUNDS DRAWN UNDER THE LETTER OF CREDIT AS SECURITY DEPOSIT FOR TENANT OR APPLY SAID FUNDS TO TENANT’S OBLIGATION UNDER THE LEASE. THE AMOUNT HEREBY DRAWN UNDER THE LETTER OF CREDIT IS US$______________, WITH PAYMENT TO BE MADE TO THE FOLLOWING ACCOUNT: [INSERT WIRE INSTRUCTIONS (TO INCLUDE NAME AND ACCOUNT NUMBER OF THE BENEFICIARY)”

PARTIAL DRAWS AND MULTIPLE PRESENTATIONS ARE ALLOWED.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST 60 DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE SEND TO YOU A NOTICE BY REGISTERED OR CERTIFIED MAIL OR OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE THEN CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND NOVEMBER 30, 2032. IN THE EVENT WE SEND SUCH NOTICE OF NON-EXTENSION, YOU MAY DRAW HEREUNDER BY YOUR PRESENTATION TO US OF YOUR SIGNED AND DATED STATEMENT STATING THAT YOU HAVE RECEIVED A NON-EXTENSION NOTICE FROM SILICON VALLEY BANK IN RESPECT OF LETTER OF CREDIT NO. SVBSF _____________, YOU ARE DRAWING ON SUCH LETTER OF CREDIT FOR US$_____________, AND YOU HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT ACCEPTABLE TO YOU.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE REQUIRED DOCUMENTS ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT: SILICON VALLEY BANK, 3003 TASMAN DRIVE, MAIL SORT HF 210, SANTA CLARA, CA 95054, ATTENTION: GLOBAL TRADE FINANCE. AS USED IN THIS LETTER OF CREDIT, “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE.

FACSIMILE PRESENTATIONS ARE ALSO PERMITTED. SHOULD BENEFICIARY WISH TO MAKE A PRESENTATION UNDER THIS LETTER OF CREDIT ENTIRELY BY FACSIMILE TRANSMISSION IT NEED NOT TRANSMIT THE ORIGINAL OF THIS LETTER OF CREDIT AND AMENDMENTS, IF ANY. EACH FACSIMILE TRANSMISSION SHALL BE MADE AT: (408) 496-2418 OR (408) 969-6510; AND UNDER CONTEMPORANEOUS TELEPHONE ADVICE TO: (408) 450-5001 OR (408) 654-7176, ATTENTION: GLOBAL TRADE FINANCE. ABSENCE OF THE AFORESAID TELEPHONE ADVICE SHALL NOT AFFECT OUR OBLIGATION TO HONOR ANY DRAW REQUEST.

THIS LETTER OF CREDIT IS TRANSFERABLE IN WHOLE BUT NOT IN PART ONE OR MORE TIMES, BUT IN EACH INSTANCE ONLY TO A SINGLE BENEFICIARY AS TRANSFEREE AND FOR THE THEN AVAILABLE AMOUNT, ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATION, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U.S. DEPARTMENT OF TREASURY AND U.S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINALS OR COPIES OF ALL AMENDMENTS, IF ANY, TO THIS LETTER OF CREDIT MUST BE SURRENDERED TO US AT OUR ADDRESS INDICATED IN THIS LETTER OF CREDIT TOGETHER WITH OUR TRANSFER FORM ATTACHED HERETO AS EXHIBIT A DULY EXECUTED. APPLICANT SHALL PAY OUR TRANSFER FEE OF 1⁄4 OF 1% OF THE TRANSFER AMOUNT (MINIMUM US$250.00 MAXIMUM OF US$2,000.00) UNDER THIS LETTER OF CREDIT. EACH TRANSFER SHALL BE EVIDENCED BY EITHER (1) OUR ENDORSEMENT ON THE REVERSE OF THE LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL OF THE LETTER OF CREDIT SO ENDORSED TO THE TRANSFEREE OR (2) OUR ISSUING A REPLACEMENT LETTER OF CREDIT TO THE TRANSFEREE ON SUBSTANTIALLY THE SAME TERMS AND CONDITIONS AS THE TRANSFERRED LETTER OF CREDIT (IN WHICH EVENT THE TRANSFERRED LETTER OF CREDIT SHALL HAVE NO FURTHER EFFECT).

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

SILICON VALLEY BANK

AUTHORIZED SIGNATURE

EXHIBIT “A”

FORM OF TRANSFER

DATE: ____________________

TO: SILICON VALLEY BANK
3003 TASMAN DRIVE	RE: IRREVOCABLE STANDBY LETTER OF CREDIT
SANTA CLARA, CA 95054	NO. _____________ ISSUED BY
ATTN: GLOBAL TRADE FINANCE	SILICON VALLEY BANK, SANTA CLARA
STANDBY LETTERS OF CREDIT	L/C AMOUNT: ___________________

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECTLY TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO EITHER (1) ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER, OR (2) ISSUE A REPLACEMENT LETTER OF CREDIT TO THE TRANSFEREE ON SUBSTANTIALLY THE SAME TERMS AND CONDITIONS AS THE TRANSFERRED LETTER OF CREDIT (IN WHICH EVENT THE TRANSFERRED LETTER OF CREDIT SHALL HAVE NO FURTHER EFFECT).

SINCERELY,

(BENEFICIARY’S NAME)

(SIGNATURE OF BENEFICIARY)

(NAME AND TITLE)

SIGNATURE AUTHENTICATED

The name(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.

(Name of Bank)

(Address of Bank)

(City, State, ZIP Code)

(Authorized Name and Title)

(Authorized Signature)

(Telephone number)

EXHIBIT F

FORM OF GUARANTY

[See attached]

GUARANTY

In consideration of, and as an inducement for the granting, execution and delivery of the foregoing Lease Agreement dated November 1, 2021 (“Lease”), by MLC V SC- AUTOMATION, LLC, a California limited liability company, the Landlord therein named (“Landlord”), to QUANTUMSCAPE BATTERY, INC., a Delaware corporation, the Tenant therein named (“Tenant”), and other good and valuable consideration, QUANTUMSCAPE CORPORATION, a Delaware corporation (“Guarantor”), hereby guarantees to Landlord, its successors and assigns, the full and prompt payment of rent, including, but not limited to, the Annual Basic Rent (as defined in the Lease) and additional rent and any and all other sums and charges payable by Tenant, its successors and assigns under said Lease, and full performance and observance of all the covenants, terms, conditions and agreements therein provided to be performed and observed by Tenant, its successors and assigns under the Lease. In the event that Tenant fails in the payment of any amounts, payable by Tenant under said Lease, or fails in the performance of any of the terms, covenants, provisions or conditions contained in said Lease, Guarantor will forthwith pay such amount to Landlord and any arrears thereof, and will forthwith faithfully perform and fulfill all of such terms, covenants, conditions and provisions.

This Guaranty is an absolute and unconditional guaranty of payment and of performance. It shall be enforceable against Guarantor, its successors and assigns, without the necessity for any suit or proceedings on Landlord’s part of any kind or nature whatsoever against Tenant, its successors and assigns, and without the necessity of any notice of non-payment, non-performance or non-observance or any notice of acceptance of this Guaranty or any other notice of demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives; and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected or impaired by reason of the assertion or the failure to assert by Landlord against Tenant, or Tenant’s successors and assigns, of any of the right or remedies of Landlord pursuant to the provisions of the said Lease.

The Guaranty shall be a continuing guaranty, and the liability of Guarantor hereunder shall in no way be affected, modified or diminished by reason of any assignment (except in the event that Landlord has expressly consented in writing (in a document separate from the Lease) to an assignment or other transfer under which Tenant or an affiliate thereof retains no liability or obligations under the Lease), modification or extension of the Lease or by reason of any modification or waiver of or change in any of the terms, covenants, conditions or provisions of said Lease, or by reason of any extension of time that may be granted by Landlord to Tenant, its successors or assigns, or by reason of any dealings or transactions or matter or things occurring between Landlord and Tenant, its successors or assigns whether or not notice thereof is given to Guarantor.

If any Letter of Credit (as defined in the Lease) as required by Landlord pursuant to and in accordance with the terms and conditions of the Lease is issued for the account of Guarantor, on behalf of Tenant, Guarantor acknowledges and agrees that, notwithstanding anything to the contrary set forth in the Lease, herein or at law, Landlord shall have no obligation to provide notice to or otherwise pursue any remedy against Guarantor prior to making a drawing under the Letter of Credit. If Landlord makes a drawing under such Letter of Credit and Guarantor advances any sums to Tenant or on Tenant’s behalf, such sums shall be subordinate in all respects to the amounts then or thereafter due and owing to Landlord by Tenant. Any delivery of and/or drawing under such Letter of Credit shall in no way limit, reduce or satisfy Guarantor’s liabilities and/or obligations under this Guaranty.

In any action brought to enforce any covenant, term or condition of this Guaranty, reasonable attorneys’ fees shall be awarded to the prevailing party, measured by the extent that such party in fact prevails in the action as determined by the extent it in fact succeeds in each claim or defense asserted by it (“Prevailing Party Fees”).

From time to time, as may be reasonably necessary while this Guaranty remains in full force and effect, Guarantor agrees to certify to any prospective mortgage lender of Landlord that this Guaranty remains in full force and effect.

TO THE EXTENT PERMITTED BY APPLICABLE LAWS, EACH OF GUARANTOR AND LANDLORD HEREBY WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT UNDER OR BY VIRTUE OF THIS GUARANTY.

If any provision of this Guaranty is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Guaranty shall remain in full force and effect.

Guarantor represents and warrants to Landlord that (a) Guarantor is duly formed, validly existing and in good standing under the laws of the state under which Guarantor is organized, and (b) the person(s) signing this Guaranty are duly authorized to execute and deliver this Guaranty on behalf of Guarantor.

This Guaranty shall be binding upon Guarantor and Guarantor’s heirs, administrators, executors, successors and assigns, as applicable, and shall inure to the benefit of Landlord, its successors and assigns, provided, however, Guarantor shall not be permitted to assign this Guaranty without the prior written consent of Landlord. Without limiting the generality of the preceding sentence, Guarantor specifically agrees that this Guaranty may be (a) freely assigned by Landlord and (b) enforced by Landlord’s mortgagee.

Guarantor agrees that this Guaranty shall be governed by and construed according to the laws of the state in which the Premises are located and Guarantor is subject to the jurisdiction of the court of the county or relevant political subdivision in which the Premises are located or of the federal district court in which the Premises are located.

Guarantor hereby waives, to the fullest extent permitted by law, all rights to require Landlord to (i) proceed against Tenant, (ii) proceed against or exhaust any collateral held by Landlord to secure the payment of Tenant’s obligations under the Lease or (iii) pursue any other remedy it may now or hereafter have against Tenant, including any and all benefits under California Civil Code Sections 2845, 2849 and 2850.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed as of the day and year set forth below.

DATE: November 1, 2021	GUARANTOR:

QUANTUMSCAPE CORPORATION,
a Delaware corporation

	By:	/s/ Kevin Hettrich
	Name:	Kevin Hettrich
	Title:	CFO

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